UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Coeur Mining, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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104 South Michigan Avenue

Suite 900

Chicago, Illinois 60603

Dear Stockholder:

2013 was a challenging year for the precious metals industry due to steep declines in metal prices, but Coeur Mining, Inc. (“we” or “Coeur”) met the challenge, strengthening our organizational structure and management and making difficult operational and capital spending decisions in pursuit of our goals to optimize our operations and maximize stockholder value. For 2014, our focus will be to leverage the investments we have made in the organization to further achieve and sustain operating excellence, identify cost and process efficiencies to maximize margins, and enhance the quality of our portfolio.

At this year’s Annual Meeting of Stockholders, the Board of Directors recommends you vote promptly on the following proposals to move your Company forward:

•	Elect our Board of Directors;

•	Vote on an advisory resolution to approve executive compensation;

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm; and

•	Transact such other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.

We hope you will attend this year’s Annual Meeting of Stockholders, to be held at 104 S. Michigan Avenue, 2nd Floor Auditorium, Chicago, Illinois 60603 at 9:30 a.m., local time, on May 13, 2014.

Only stockholders of record at the close of business on March 17, 2014 are entitled to notice of, and to vote at, the Annual Meeting.

Respectfully,

/s/ Mitchell J. Krebs

MITCHELL J. KREBS,

President, Chief Executive Officer and Director

Chicago, Illinois

March 31, 2014

COEUR MINING, INC.

104 South Michigan Avenue

Suite 900

Chicago, Illinois 60603

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

Notice is hereby given that our Annual Meeting of Stockholders will be held at 104 S. Michigan Avenue, 2nd Floor Auditorium, Chicago, Illinois 60603, on Tuesday, May 13, 2014, at 9:30 a.m., local time, for the following purposes:

1. Elect as directors the eight nominees named in the Proxy Statement to serve for the ensuing year and until their respective successors are duly elected and qualified;

2. Vote on an advisory resolution to approve executive compensation;

3. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2014; and

4. Transact such other business as properly may come before the Annual Meeting.

The director nominees to be elected at the Annual Meeting are set forth in the enclosed Proxy Statement.

Only stockholders of record at the close of business on March 17, 2014, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2014. OUR PROXY STATEMENT IS ATTACHED. FINANCIAL AND OTHER INFORMATION CONCERNING COEUR MINING, INC. IS CONTAINED IN OUR 2013 ANNUAL REPORT TO STOCKHOLDERS. YOU MAY ACCESS THIS PROXY STATEMENT AND OUR 2013 ANNUAL REPORT TO STOCKHOLDERS AT www.edocumentview.com/cde.

Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Stockholders of record may vote:

1. By Internet: go to http://www.envisionreports.com/cde;

2. By toll-free telephone: call 1-866-540-5760; or

3. By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial (“Street Name”) Stockholders.    If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By order of the Board of Directors,

/s/ Casey M. Nault

CASEY M. NAULT Vice President, General Counsel and Secretary

Chicago, Illinois

March 31, 2014

i

COEUR MINING, INC.

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

MAY 13, 2014

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies of stockholders for shares to be voted at the Annual Meeting of Stockholders to be held at 104 S. Michigan Avenue, 2nd Floor Auditorium, Chicago, Illinois 60603, on Tuesday, May 13, 2014, at 9:30 a.m., and any and all adjournments or postponements thereof. This proxy statement and the accompanying proxy are first being made available to our stockholders on or about March 31, 2014.

Important Notice Regarding the Internet Availability of Proxy Materials – Our Proxy Statement and Annual Report to Stockholders are available at www.edocumentview.com/cde.

Stockholders entitled to vote

All stockholders of record as of the close of business on March 17, 2014 are entitled to vote at the Annual Meeting and any adjournment or postponement thereof upon the matters listed in the Notice of Annual Meeting. Each stockholder is entitled to one vote for each share held of record on that date. As of the close of business on March 17, 2014, a total of 103,151,378 shares of our common stock were outstanding.

Shares represented by a signed proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote as recommended by the Board of Directors:

•	FOR the election as directors of the eight nominees listed herein (or their substitutes in the event any of the nominees is unavailable for election);

•	FOR the advisory resolution to approve executive compensation;

•	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2014; and

•	in their discretion with respect to such other business as properly may come before the Annual Meeting and any adjournment or postponement thereof.

Voting your shares

If you received a paper copy of the proxy materials by mail and wish to vote your proxy by mail, mark your vote on the enclosed proxy card; then follow the directions on the card. To vote your proxy using the Internet or by telephone, see the instructions set forth on the Notice of Annual Meeting of Stockholders included with this proxy statement or the Notice of Internet Availability of Proxy Materials mailed to our stockholders on or about March 31, 2014.

Revoking or changing your proxy

Stockholders of record may revoke their proxies or change voting instructions by: (1) voting in person at the Annual Meeting, or (2) submitting a later-dated vote at any time before the polls close by the Internet, telephone or mail, or by delivering instructions to our Corporate Secretary. If you hold your shares in street name (that is, through a broker, bank, or other nominee), you should contact that nominee if you wish to revoke or change previous voting instructions.

No dissenters’ rights

Pursuant to applicable Delaware law, there are no dissenters’ or appraisal rights relating to the matters to be acted upon at the Annual Meeting.

Votes required to approve the proposals:

Proposal	Required Vote
Election of directors	Majority of votes cast for the nominees

Approval of advisory resolution on executive compensation	Non-binding advisory vote - majority of votes cast for the action

Ratification of independent auditors for 2014	Majority of votes cast for the action

Tabulation

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by us for the meeting.

Quorum, Broker Non-Votes and Abstentions

A majority of the voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, represented at the meeting in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Thus, abstentions and broker non-votes will have no impact on the outcome of the vote. A broker non-vote occurs when a broker or other nominee that holds shares on behalf of a street name stockholder does not vote on a particular matter because it does not have discretionary authority to vote on that particular matter and has not received voting instructions from the street name stockholder.

Under the rules of the New York Stock Exchange, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on routine matters but not on non-routine matters. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal No. 1) or the advisory resolution to approve executive compensation (Proposal No. 2), which are considered non-routine matters. Only the ratification of the appointment of the independent registered public accounting firm (Proposal No. 3) is considered a routine matter.

Solicitation costs

We will bear the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees in person or by telephone or electronic mail without special compensation. We have retained Morrow & Co. LLC, Stamford, Connecticut, to assist in the solicitation of proxies. Morrow & Co. LLC’s fee will be $8,000 plus out-of-pocket expenses.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Director and Nominee Experience and Qualifications

Our Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee our business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria summarized below. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

As set forth in our Corporate Governance Guidelines, the membership criteria include items relating to ethics, integrity and values, sound business judgment, strength of character, mature judgment, professional experience, industry knowledge, and diversity of viewpoints all in the context of an assessment of the perceived needs of the Board at that point in time. The Board, as a whole, should possess a variety of skills, occupational and personal backgrounds, experiences and perspectives necessary to oversee Coeur’s business. In addition, Board members generally should have relevant technical skills or financial acumen that demonstrates an understanding of the financial and operational aspects and associated risks of a large, complex organization like Coeur.

In evaluating director candidates and considering incumbent directors for renomination, the Board and the Nominating and Corporate Governance Committee have not formulated any specific minimum qualifications, but rather consider a variety of factors. These include each nominee’s independence, financial acumen, personal accomplishments, career specialization, and experience in light of the needs of Coeur. For incumbent directors, the factors also include past performance and term of service on the Board. Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board:

Skill/Experience	Relevance
Leadership experience	Directors with experience in significant leadership positions possess strong abilities to motivate and manage others and identify and develop leadership qualities in others.

Knowledge of our industry	Particularly as it relates to mining of silver and gold, provides better understanding of our business and strategy.

Operations experience	Gives directors a practical understanding of developing, implementing and assessing our business strategy, operating plan and risk profile.

Legal/ compliance experience	Facilitates assistance with the Board’s oversight of our legal and compliance matters.

Financial/accounting experience	Particularly, knowledge of finance and financial reporting processes, provides greater understanding in evaluating our capital structure and financial statements.

Government/regulatory experience	We operate in a heavily regulated industry that is directly affected by governmental actions.

Strategic planning experience	Facilitates review of our strategies and monitoring their implementation and results.

Talent management experience	Valuable in helping us attract, motivate and retain top candidates for positions at Coeur.

International experience	Relevant given our global presence, particularly in Mexico and South America.

Skill/Experience	Relevance

Public company board service	Directors who have experience serving on other public company boards generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management.

Director Nomination Process

The Nominating and Corporate Governance Committee reviews and makes recommendations regarding the composition and size of the Board of Directors. The Nominating and Corporate Governance Committee is also responsible for developing and recommending Board membership criteria to the Board for approval. In identifying director candidates from time to time, the Nominating and Corporate Governance Committee may establish specific skills and experience that it believes we should seek in order to constitute a balanced and effective Board. The Nominating and Corporate Governance Committee assesses the effectiveness of its criteria when evaluating new director candidates and when assessing the composition of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as our needs evolve and change over time.

As part of this process, in 2013, four longstanding directors resigned or declined to seek re-election and the Nominating and Corporation Governance Committee recommended to the Board of Directors, and our stockholders elected, three new independent directors to the Board.

Majority Vote Standard for the Election of Directors

In 2013 we amended our bylaws to provide that in an uncontested election each director will be elected by a vote of the majority of the votes cast, which means the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director.

If a nominee for director does not receive the vote of at least a majority of votes cast at the Annual Meeting, it is the policy of the Board of Directors that the Director must tender his or her resignation. The Nominating and Corporate Governance Committee will then make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken, taking into account all of the relevant facts and circumstances. The director who has tendered his or her resignation will not take part in the proceedings. For additional information, our Corporate Governance Guidelines are available on our website at www.coeur.com/company/corporate-governance/charters-and-policies, and to any stockholder who requests them.

Nominees

The eight persons named below have been nominated to be elected as directors at the Annual Meeting, each to serve for one year and until his or her successor is elected and qualified. All of the nominees were elected to the Board at the 2013 Annual Meeting. Proxies will be voted at the Annual Meeting, unless marked AGAINST, FOR the election of the eight persons named below. We do not contemplate that any of the persons named below will be unable, or will decline, to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy may vote for a substitute, or substitutes, in their discretion, or the Board may reduce its size.

Nominee	Age	Director Since
Robert E. Mellor	70	1998
Chairman of the Board of Coeur Mining, Inc. since July 2011. Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010; member of the board of directors of The Ryland Group, Inc. (national residential home builder) since 1999, lead director and member of the board of directors of Monro Muffler/

Nominee	Age	Director Since
Brake, Inc. (auto service provider) from 2002 to 2007 and re-appointed in 2010, and member of the board of directors of Stock Building Supply Holdings, Inc. (lumber and building materials distributor) since 2010. Mr. Mellor holds a Bachelor of Arts degree in Economics from Westminister College (Missouri) and a Juris Doctor from Southern Methodist University School of Law. As the former Chairman and Chief Executive Officer of Building Materials Holding Corporation, Mr. Mellor brings to the Board leadership, risk management, talent management, operations and strategic planning experience. Building Materials Holding Corporation filed a voluntary petition under the federal bankruptcy code in 2009 and emerged in 2010. Mr. Mellor also brings to the Board public company board experience through his service on the boards of The Ryland Group, Inc., Monro Muffler/Brake, Inc. and Stock Building Supply Holdings, Inc.

Linda L. Adamany	62	2013
Member of the board of directors of AMEC plc (engineering, project management and consultancy company) since October 2012; member of the board of directors of Leucadia National Corporation (diversified holding company engaged in a variety of businesses, including investment banking and capital markets, beef processing, manufacturing, energy projects, asset management and real estate) since March 2014; member of the board of directors of National Grid plc (electricity and gas generation, transmission and distribution company) from November 2006 to November 2012. Ms. Adamany served at BP plc in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc’s $45 billion Refining & Marketing business segment. Ms. Adamany also served BP plc as Executive Assistant to the Group Chief Executive from October 2002 to March 2005 and Chief Executive, BP Shipping from October 1999 to September 2002. Ms. Adamany is a CPA and holds a Bachelor of Science in Business Administration with a major in Accounting, awarded Magna cum Laude, from John Carroll University. With her 35 years’ experience in global industries, including as an executive and a director, Ms. Adamany brings to the Board leadership, financial and accounting expertise, familiarity with both business line and functional support areas and experience in public company board leadership.

Kevin S. Crutchfield	53	2013
Kevin S. Crutchfield is the Chairman (since May 2012) and Chief Executive Officer (since July 2009) of Alpha Natural Resources, Inc. (coal production). He has been with Alpha Natural Resources since its formation in 2003, serving as Executive Vice-President from November 2004 to January 2007, President from January 2007 to July 2009, Director since November 2007, Chief Executive Officer and most recently the additional responsibility of Chairman. Mr. Crutchfield is a 25-year coal industry veteran with technical, operating and executive management experience. Mr. Crutchfield is currently the Vice Chairman of the National Mining Association and the Chairman of the American Coalition for Clean Coal Electricity. Prior to joining Alpha, he was President of Coastal Coal Co., LLC and Vice President of El Paso Corp. From 2000 to 2001, he served as President and CEO of AMVEST Minerals Corp. and President of the parent company, AMVEST Corp. Earlier in his career, he held senior management positions at Pittston Coal Co. and Cyprus Amax Coal Co, including a period in Australia as Chairman of Cyprus Australia Coal Corporation. Mr. Crutchfield also served on the board of directors at King Pharmaceuticals, Inc. from February 2010 until the first quarter of 2011, when he resigned in connection with the acquisition of King Pharmaceuticals by Pfizer. Mr. Crutchfield brings to the board his experience in corporate leadership, financial and operational management, government and regulatory oversight, health and safety management, and industry expertise through his various executive roles in global natural resource businesses, in addition to experience in public company board leadership.

Nominee	Age	Director Since
Sebastian Edwards	60	2007
Henry Ford II Professor of International Business Economics at the University of California, Los Angeles (UCLA) from 1996 to present; Co-Director of the National Bureau of Economic Research’s Africa Project from 2009 to present; published twelve books, including two best-selling novels, and over 200 scholarly articles; taught at IAE Universidad Austral in Argentina and at the Kiel Institute from 2000 to 2004; Chief Economist for Latin America at the World Bank from 1993 to 1996. Mr. Edwards has been an advisor to numerous governments, financial institutions, and multinational companies and is a frequent commentator on economic matters in national and international media outlets and publications. Mr. Edwards was educated at the Universidad Católica de Chile where he became a Licenciado en Economía and earned an Ingeniero Comercial degree. He received an MA and PhD in economics from the University of Chicago. As a professor of International Business, as well as through various positions relating to Latin American economies, Mr. Edwards brings to the Board international, government, economics and financial experience.

Randolph E. Gress	58	2013
Randolph E. Gress is the Chairman (since November 2006), President, Chief Executive Officer and Director (since August 2004) of Innophos, Inc. (specialty phosphates sales and manufacturing). He has been with Innophos, Inc. since its formation in 2004, when Bain Capital purchased Rhodia SA’s North American Specialty Phosphate Business. Prior to his time at Innophos, Inc., Mr. Gress was with Rhodia since 1997 and held various positions including Global President of Specialty Phosphates (with two years based in the U.K) and Vice-President and General Manager of the NA Sulfuric Acid and Regeneration businesses. From 1982 to 1997, Mr. Gress served in various roles at FMC Corporation including Corporate Strategy and various manufacturing, marketing, and supply chain positions. Mr. Gress began his career at the Ford Motor Company in 1977. Mr. Gress earned a B.S.E. in Chemical Engineering from Princeton University and an M.B.A. from Harvard Business School. He is a seasoned industrial CEO with a wide range of international and M&A experience. Mr. Gress brings to the board over 34 years of experience in manufacturing industries most of which has been in chemicals. He provides a unique background of corporate leadership, having guided his company through a spin off to private equity ownership and subsequent IPO and more recently achieving growth through acquisitions and geographic expansion.

Mitchell J. Krebs	42	2011
President, Chief Executive Officer and member of the Board since July 2011; Senior Vice President and Chief Financial Officer from March 2008 to July 2011; Treasurer from July 2008 to March 2010; Senior Vice President, Corporate Development from May 2006 to March 2008; Vice President, Corporate Development from February 2003 to May 2006. Mr. Krebs first joined Coeur in August 1995 as Manager of Acquisitions after spending two years as an investment banking analyst for PaineWebber Inc. Mr. Krebs holds a BS in Economics from The Wharton School at the University of Pennsylvania and an MBA from Harvard University. Mr. Krebs is a member of the Board of Directors of the National Mining Association, the World Gold Council and World Business Chicago and is the Vice President and a member of the Board of The Silver Institute. As our President and Chief Executive Officer, Mr. Krebs brings to the Board his leadership, industry, financial markets, merger and acquisition, and strategic planning experience, as well as his in-depth knowledge of Coeur through the high level management positions he has held over ten years.

Nominee	Age	Director Since
John H. Robinson	63	1998
Chairman of Hamilton Ventures LLC (consulting and investment) since founding the firm in 2006; Chief Executive Officer of Nowa Technology, Inc. (development and marketing of environmentally sustainable wastewater treatment technology) since 2013; Chairman of EPC Global, Ltd. (engineering staffing company) from 2003 to 2004; Executive Director of Amey plc (British business process outsourcing company) from 2000 to 2002; Vice Chairman of Black & Veatch Inc. (engineering and construction) from 1998 to 2000. Mr. Robinson began his career at Black & Veatch in 1973 and was general partner and managing partner prior to becoming Vice Chairman. Member of the board of directors of Alliance Resource Management GP, LLC (coal mining); Federal Home Loan Bank of Des Moines (financial services) and Olsson Associates (engineering consulting). Mr. Robinson holds a Master of Science degree in Engineering from the University of Kansas and is a graduate of the Owner-President-Management Program at the Harvard Business School. As a senior corporate executive in the engineering and consulting industries, Mr. Robinson brings to the Board leadership, talent management, strategic planning, operations, and financial experience. Mr. Robinson also brings to the Board public company board experience.

J. Kenneth Thompson	62	2002
President and Chief Executive Officer of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present, with a principal holding in Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present; Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000; President and Chief Executive Officer of ARCO Alaska, Inc., the oil and gas producing division of ARCO based in Anchorage from June 1994 to January 1998. Member of the board of directors of Alaska Air Group, Inc., the parent corporation of Alaska Airlines and Horizon Air. Mr. Thompson is also a member of the board of directors of Tetra Tech, Inc. (engineering consulting firm) and Pioneer Natural Resources (large independent oil and gas company). Mr. Thompson holds a Bachelor of Science degree and Honorary Professional Degree in Petroleum Engineering from the Missouri University of Science & Technology. Through Mr. Thompson’s various executive positions, including the role of Chief Executive Officer, he brings to the Board leadership, risk management, talent management, engineering, operations, strategic planning and industry experience. Mr. Thompson also has government and regulatory experience through his work in other highly regulated industries such as the oil and gas, energy and airline industries and possesses public company board experience.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION

OF THE ABOVE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to vote on an annual advisory resolution to approve our executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key qualities:

•	Performance-based — The program rewards companywide results in addition to recognizing individual performance, focusing on objectives that are directly under the control of executives.

•

Market-competitive — We benchmark compensation levels to companies in the precious metals and mining industries and target compensation at the market median to the 75th percentile level in order to attract, motivate and retain high caliber talent in a competitive environment.

•

Aligned with stockholders — The program provides a significant portion of incentive compensation to executives in the form of equity-based awards. Award values fluctuate based on share value and company performance thus aligning executive officer and stockholder interests.

•	Transparent — We clearly communicate the desired results and the incentive pay programs used to reward the achievement of these results.

The executive compensation program established by the Compensation Committee of the Board of Directors is intended to motivate our executives, including the individuals listed in the 2013 Summary Compensation Table of this proxy statement (the “Named Executive Officers” or “NEOs”), to achieve goals consistent with our business strategies and that create stockholder value. Consequently, a majority of our executives’ compensation opportunities are considered at-risk incentives that reward performance against measurable objectives or an increase in long-term stockholder value. As noted below, our executive compensation programs have a number of features designed to promote these objectives:

•	Base salary provides a level of cash compensation for performance. Annual adjustments are based on an individual’s current and expected contributions and actual pay positioning relative to the market.

•

Annual incentive payments reward executives for achievement of annual financial and operational goals, including those in the areas of safety, environmental compliance and corporate responsibility, and for the achievement of individual executive goals. Payments are based on companywide performance and individual performance.

•

Long-term incentives align executives’ interests with those of stockholders, reward executives for the creation of long-term stockholder value and help attract and retain talented executives. Grants of equity-based awards can consist of stock options, stock appreciation rights, restricted stock, and restricted stock units, which generally vest ratably over three years, and performance shares and performance units, which cliff vest based on achievement of specific, objective performance criteria over a three-year period.

•	Benefits and perquisites are limited, and are set to attract and retain talented executives through participation in medical and retirement plans on the same terms as all employees.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 42 to 51 of this proxy statement, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement reflects and supports these compensation policies and procedures.

The Board of Directors considered the strong support of stockholders in approving the advisory vote on executive compensation at the 2013 Annual Meeting. The high level of support from stockholders in 2013 followed changes made to the executive pay program since 2011 including:

•	lower change-in-control payout multipliers;

•	phasing out employment agreements for executives other than the CEO and the resulting transition of executives to an executive severance policy;

•	elimination of tax gross-up provisions applicable to change-in-control and severance payments;

•	updates to annual incentive plan metrics to be better aligned with stockholder value;

•	reduction in perquisites;

•	granting the majority of equity awards in the form of performance shares (in particular, for 2014, further emphasizing performance shares and restricted stock, while eliminating use of stock options);

•	adoption of a “clawback” policy providing for the recovery of incentive compensation in certain circumstances;

•	providing for “double-trigger” change-in-control severance and accelerated vesting of equity awards (requiring a qualifying termination of employment in addition to a change-in-control); and

•	implementing restrictions on hedging, pledging and holding Coeur stock in margin accounts.

Additionally, we continued to make strategic refinements in our approach to executive pay, in 2013 and 2014, as detailed in “Compensation Discussion and Analysis”. The intent of these changes is to emphasize competitive base pay relative to peers, while enhancing the portfolio of incentives and refining the annual and long-term performance metrics used. We continue to emphasize achievement of our long-term objectives tied directly to creation of stockholder value.

An advisory stockholder vote on the frequency of stockholder votes to approve executive compensation is required to be held at least once every six years. After considering the vote of stockholders at the 2011 Annual Meeting and other factors, the Board determined to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2015 Annual Meeting.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Coeur Mining, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADVISORY

RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2014 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. KPMG LLP audited our consolidated financial statements for the year ended December 31, 2013.

As a matter of good corporate governance, a resolution will be presented at the Annual Meeting to ratify the appointment by the Audit Committee of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board has put this proposal before the stockholders because the Board believes that seeking stockholder ratification of the appointment of the independent auditor is good corporate practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF

THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics in accordance with New York Stock Exchange corporate governance standards. Copies of these documents are available at our website, www.coeur.com/company/corporate-governance/charters-and-policies, and to any stockholder who requests them. As allowed by Form 8-K under the Exchange Act, we have provided, and intend in the future to provide, information about amendments to these documents and any waivers from our code of ethics by posting to our website.

Committees of the Board of Directors and Attendance

Our Board met twelve times during 2013. Each incumbent director who served in 2013, during his or her 2013 term of service, attended at least 75% of the meetings of the Board of Directors and committees on which he or she served.

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Environmental, Health, Safety and Social Responsibility Committee. Our Board has determined that all members of these four committees are independent, within the meaning of applicable New York Stock Exchange listing standards and rules and our independence standards, which are included as part of our Corporate Governance Guidelines. In addition, members of the Audit and Compensation Committees satisfy additional, heightened independence criteria applicable to members of those committees under New York Stock Exchange listing standards. Each of these committees functions under a written charter adopted by the Board, each of which is available on our website, www.coeur.com/company/corporate-governance/charters-and-policies, and to any stockholder who requests them. In addition, the Board of Directors has established an Executive Committee in accordance with our by-laws, the relevant provisions of which are available on our website, www.coeur.com/company/corporate-governance/charters-and-policies, and to any stockholder who requests them.

The current members, responsibilities and the number of meetings held in 2013 of each of these committees are shown in the following table:

Audit Committee Members	Responsibilities	2013 Meetings
Linda L. Adamany, Chair * Randolph E. Gress John H. Robinson J. Kenneth Thompson	Reviewing and reporting to the Board with respect to the oversight of various auditing and accounting matters, including: • the selection and performance of our independent registered public accounting firm; • the planned audit approach; • the nature of all audit and non-audit services to be performed; and • accounting practices and policies.	6

Compensation Committee Members	Responsibilities	2013 Meetings
John H. Robinson, Chair Kevin S. Crutchfield Sebastian Edwards Robert E. Mellor	• approving, together with the other independent members of the Board, the annual compensation of our Chief Executive Officer; • approving the annual compensation of the non-CEO executive officers; and • reviewing and making recommendations to the Board with respect to the compensation of the directors, our stock incentive plans and other executive benefit plans and certain employee benefits	6

*	The Board has determined that Ms. Adamany is an Audit Committee Financial Expert, as a result of her knowledge, abilities, education and experience.

Nominating and Corporate Governance Committee Members	Responsibilities	2013 Meetings
Robert E. Mellor, Chair Randolph E. Gress John H. Robinson J. Kenneth Thompson	• identifying and recommending to the Board nominees to serve on the Board; • establishing and reviewing corporate governance guidelines; and • related corporate governance matters	4

Environmental, Health, Safety and Social Responsibility Committee Members	Responsibilities	2013 Meetings
J. Kenneth Thompson, Chair Linda L. Adamany Kevin S. Crutchfield Sebastian Edwards	Reviewing, and reporting to the Board with respect to, our efforts and results in the areas of: • environmental compliance and stewardship; • employee safety and health; and • corporate social responsibility	5

Executive Committee Members	Responsibilities	2013 Meetings
Robert E. Mellor, Chair Mitchell J. Krebs John H. Robinson J. Kenneth Thompson	Acting in the place of the Board of Directors on limited matters that require action between Board meetings.	0

Board Leadership and Independent Chairman

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the Board considered its leadership structure in connection with the resignation in July 2011 of our former President and Chief Executive Officer (who also served as Chairman). The Board determined that the designation of an independent, non-executive Chairman is optimal at the present time because it provides the Board with independent leadership and allows the CEO to concentrate on our business operations. Currently, Mr. Robert E. Mellor serves as independent Chairman of the Board. Mr. Mitchell J. Krebs serves as President, Chief Executive Officer (“CEO”) and Director.

The Board and Nominating and Corporate Governance Committee review the structure of Board and Company leadership as part of its annual review of the succession planning process. The Board believes that a separate Chairman and CEO, together with an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Environmental, Health, Safety and Social Responsibility Committee, each consisting of independent directors, is the most appropriate leadership structure for the Board at this time.

Director Independence

The Board has determined that seven of its eight current directors (Robert E. Mellor, Linda L. Adamany, Kevin S. Crutchfield, Sebastian Edwards, Randolph E. Gress, John H. Robinson and J. Kenneth Thompson), or all of the directors other than Mr. Krebs, President and CEO, are independent within the meaning of applicable New York Stock Exchange listing standards and rules and our independence standards, which are included as part of our Corporate Governance Guidelines. The Board previously determined that James J. Curran (who served on the Board until May 2013) and Timothy R. Winterer (who served on the Board until April 2013) were independent, and that L. Michael Bogert (who served on the Board until May 2013) and Andrew Lundquist (who served on the Board until February 2013) were not independent. The Board has further determined that the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Environmental, Health, Safety and Social Responsibility Committee are composed solely of independent directors and that members of the Audit and Compensation Committees satisfy additional, heightened independence criteria applicable to members of those committees under New York Stock Exchange listing standards. Consequently, independent directors directly oversee such important matters as our financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs and our health and safety, environmental and community relations programs and compliance.

In determining the independence of directors, the Board (with the assistance of the General Counsel and based upon the recommendation of the Nominating and Corporate Governance Committee) undertakes an annual review of the independence of all non-employee directors. Each non-employee director annually provides the Board with information regarding the director’s business and other relationships with Coeur and its affiliates, and with senior management and their affiliates, to enable the Board to evaluate the director’s independence. In the course of the annual determination of the independence of directors, the Board (with the assistance of the General Counsel and based upon the recommendation of the Nominating and Corporate Governance Committee) evaluates all relevant information and materials, including any relationships between Coeur and any other company for which one of our non-employee directors also serves as a director.

Policy Regarding Director Nominating Process

The Nominating and Corporate Governance Committee has adopted a policy pursuant to which a stockholder who has owned at least 1% of our outstanding shares of common stock for at least two years may recommend a director candidate that the committee will consider when there is a vacancy on the Board either as a result of a director resignation or an increase in the size of the Board. Such recommendation must be in writing addressed to the Chairman of the Nominating and Corporate Governance Committee at our principal executive offices and must be received by the Chairman at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement. Although the Committee has not formulated any specific minimum qualifications that the Committee believes must be met by a nominee that the Committee recommends to the Board, the Committee will take into account the factors discussed above under “Proposal No. 1: Election of Directors — Director and Nominee Experience and Qualifications.” The Committee does not believe that there will be any differences between the manner in which the Committee evaluates a nominee recommended by a stockholder and the manner in which the Committee evaluates nominees recommended by other persons.

Policy Regarding Stockholder Communications with Directors

Stockholders and other interested persons desiring to communicate with a director, the non-management directors as a group or the full Board may address such communication to the attention of our Corporate Secretary, 104 South Michigan Avenue, Suite 900, Chicago, Illinois 60603, and such communication will be forwarded to the intended recipient or recipients.

Policy Regarding Director Attendance at Annual Meetings

We have a policy that encourages directors to attend each annual meeting of stockholders, absent extraordinary circumstances. All eight directors who were elected to the Board at the 2013 Annual Meeting attended that annual meeting on May 14, 2013.

Meetings of Non-Management Directors

Non-management members of the Board of Directors conduct regularly scheduled meetings as required without members of management being present. Robert E. Mellor, the independent Chairman of the Board, presides over each such meeting.

Compensation Consultant Disclosure

The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee our executive compensation program in a manner that supports our business strategy. The Compensation Committee may not delegate its responsibilities in connection with executive compensation. The Compensation Committee formulates an annual calendar for its activity that is designed to cover necessary regular approvals as well as special topics. The Compensation Committee meets at least four times annually, or more frequently as circumstances dictate, in order to set executive compensation for the year, review recommendations of its outside consultant, and recommend compensation changes for the Board of Directors. The Compensation Committee met six times in 2013.

The Compensation Committee has retained The POE Group Inc. (“The POE Group”) since July of 2012 to provide information, analyses, and advice regarding executive and director compensation, as described below. The POE Group is a compensation consulting firm specializing in executive compensation consulting services, and reports directly to the Compensation Committee.

The POE Group provided the following services for the Compensation Committee during 2013:

•	evaluated our executive officers’ base salary, annual incentive and long-term incentive compensation, and total direct compensation relative to the competitive market;

•	advised the Compensation Committee on executive officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

•	assessed the alignment of our executive compensation levels relative to our compensation philosophy;

•	briefed the Compensation Committee on executive compensation trends among our peers and the broader industry;

•	assessed the alignment of CEO pay to relative industry performance measures; and

•	evaluated our non-employee director compensation levels and program relative to the competitive market.

At the Compensation Committee’s direction, The POE Group provided the following additional services for the Compensation Committee during 2013 and in early 2014:

•	advised on changes to the design of our annual and long-term incentive plans, described in “Compensation Discussion & Analysis”;

•	provided tally sheets detailing total compensation for 2013, equity and deferred compensation gains for 2013, and severance payouts for change in control; and

•	assisted with the preparation of the Compensation Discussion and Analysis for this proxy statement.

In the course of conducting its activities, The POE Group attended three meetings of the Compensation Committee during 2013 and presented its findings and recommendations for discussion.

The decisions made by the Compensation Committee are its responsibility and may reflect factors and considerations other than the information and recommendations provided by The POE Group or any other advisor to the Compensation Committee.

The POE Group reports directly to the Compensation Committee and provides no services to Coeur other than executive and non-employee director compensation consulting services at the direction of the Compensation Committee. The POE Group has no other direct or indirect business or relationships with Coeur or any of its affiliates and no current business or personal relationships with members of the Compensation Committee or our executive officers. In addition, in its consulting agreement with the Compensation Committee, The POE Group agreed to advise the Chair of the Compensation Committee if any potential conflicts of interest arise that could cause The POE Group’s independence to be questioned, and not to undertake projects for management except at the request of the Compensation Committee Chair and as an agent for the Compensation Committee.

On February 27, 2014 the Compensation Committee considered the following six factors with respect to The POE Group: (i) the provision of other services to Coeur by The POE Group; (ii) the amount of fees received from Coeur by The POE Group, as a percentage of the total revenue of The POE Group; (iii) the policies and procedures of The POE Group that are designed to prevent conflicts of interest; (iv) any business or personal relationship of The POE Group with a member of the Compensation Committee; (v) any Coeur stock owned by The POE Group; and (vi) any business or personal relationship of The POE Group with any of our executive officers. After considering the foregoing factors, the Compensation Committee determined that The POE Group was independent and that the work of The POE Group with the Compensation Committee for fiscal 2013 did not raise any conflict of interest.

Risk Oversight

The Board of Directors is responsible for assessing the major risks facing Coeur and reviewing options for their mitigation. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee, the Environmental, Health, Safety and Social Responsibility Committee and the Compensation Committee. The Audit Committee reviews with management and the independent auditor compliance with legal and regulatory requirements, with a focus on legal and regulatory matters related to internal controls, accounting, finance and financial reporting and contingent liabilities, and discusses policies with respect to risk assessment and risk management. The Environmental, Health, Safety and Social Responsibility Committee reviews our compliance with environmental and safety laws and oversees community relations risk management. The Compensation Committee is responsible for recommending compensation for executive officers that includes performance-based reward opportunities that promote retention and support growth and innovation without encouraging or rewarding excessive risk. For a discussion of the Compensation Committee’s assessments of compensation-related risks, see “Compensation Committee Role in Risk” below.”

In performing their oversight responsibilities, the Board, the Audit Committee and the Environmental, Health, Safety and Social Responsibility Committee periodically discuss with management our policies with respect to risk assessment and risk management. The Audit Committee reports to the Board regularly on matters relating to the specific areas of risk the Audit Committee oversees. The Environmental, Health, Safety and Social Responsibility Committee reports to the Board regularly on environmental and safety policies and other matters it oversees.

Throughout the year, the Board, the Audit Committee and the Environmental, Health, Safety and Social Responsibility Committee each receive reports from management regarding major risks and exposures facing Coeur and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board, the Audit Committee and the Environmental, Health, Safety and Social Responsibility Committee each dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail.

Compensation Committee Role in Risk

The Compensation Committee has conducted an analysis of the current risk profile of our compensation programs. The risk assessment included a review of the primary design features of our compensation programs and the process for determining executive and employee compensation. The risk assessment identified numerous ways in which our compensation programs potentially mitigate risk, including:

•	the structure of our executive compensation programs, which consist of both fixed and variable compensation and reward both annual and long-term performance;

•	the balance between long and short-term incentive programs;

•	the use of caps or maximum amounts on the incentive programs;

•	the use of multiple performance metrics under our incentive plans;

•	a heavier weighting toward overall corporate performance for cash-based incentive plans;

•	time-based vesting for stock options, restricted stock and stock appreciation rights; and

•	strict and effective internal controls.

In addition, in December 2012 the Board adopted a clawback policy providing for the recovery of incentive payments to executive officers in certain circumstances, which further mitigates risk.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2013 or as of the date of this proxy statement is or has been an officer or employee of Coeur, and no executive officer of Coeur served on the compensation committee or board of any company that employed any member of the Compensation Committee or Board during that time.

Outreach and Engagement

We view our relationship with our stockholders and stakeholders as a critical part of our corporate governance profile. Among other things, engagement with our stockholders and other stakeholders helps us to understand expectations for our performance, assess issues that may affect our business or other aspects of our operations, and shape corporate governance and compensation policies. In 2013, we also conducted activities and events such as analyst meetings, investor conferences, and the 2013 Annual Shareholders’ Meeting. In addition, in 2013 we proactively engaged with our top 25 stockholders to discuss corporate governance and executive compensation matters. We believe this approach has resulted in constructive feedback and input from stockholders and other stakeholders and we intend to continue these efforts in 2014.

Audit and Non-Audit Fees

The following sets forth information relating to fees billed or incurred by KPMG LLP for professional services rendered Coeur for the each of the past two fiscal years:

•

Audit Fees.    The total fees billed by KPMG LLP for professional services for the audit of our consolidated financial statements for the years ended December 31, 2013 and 2012, the audit of our internal control over financial reporting, statutory audit work for certain foreign subsidiaries, and the reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q during 2013 and 2012, were $2.8 million and $2.5 million, respectively.

•	Audit-Related Fees. In 2013 and 2012, there were no audit-related fees billed.

•	Tax Fees. In 2013 and 2012, there were $17,000 and $52,000, respectively, in fees billed by KPMG LLP for tax compliance services.

•	All Other Fees. During 2013 and 2012, there were no fees billed for other services.

None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Audit Committee Policies and Procedures for Pre-Approval of Independent Auditor Services

The Audit Committee has policies and procedures requiring pre-approval by the Audit Committee of the engagement of our independent auditor to perform audit services, as well as permissible non-audit services, for us. The nature of the policies and procedures depend upon the nature of the services involved, as follows:

Service	Description
Audit Services	The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit, required quarterly reviews, subsidiary audits and other procedures required to be performed by the auditor to form an opinion on our financial statements, and such other procedures including information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control. Other audit services may also include statutory audits or financial audits for subsidiaries and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or used in connection with securities offerings.

Audit-Related Services	Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Audit-related services are subject to the specific pre-approval of the Audit Committee. Audit-related services include, among others, due diligence services relating to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as audit services; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures relating to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services	Tax services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will not approve the retention of the independent auditor in connection with a transaction the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

All Other Services	The Audit Committee may grant pre-approval of those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence. Such other services must be specifically pre-approved by the Audit Committee.

Our Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee. The Audit Committee Chair has been delegated pre-approval authority to address any approvals for services requested between Audit Committee meetings.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current executive officers:

Name	Age	Current Position with Coeur	Since	Joined Coeur
Mitchell J. Krebs	42	President, Chief Executive Officer and Director	2011	1995
Peter C. Mitchell	58	Senior Vice President and Chief Financial Officer	2013	2013
Frank L. Hanagarne Jr.	56	Senior Vice President and Chief Operating Officer	2013	2011
Keagan J. Kerr	36	Vice President, Human Resources and Communication	2013	2012
Casey M. Nault	42	Vice President, General Counsel and Secretary	2012	2012
Mark A. Spurbeck	40	Vice President, Finance	2013	2013

Mitchell J. Krebs was appointed President, Chief Executive Officer and member of the Board of Directors of Coeur Mining, Inc. on July 12, 2011. Prior to that, Mr. Krebs served as Senior Vice President and Chief Financial Officer from March 2008 to July 2011; Treasurer from July 2008 to March 2010; Senior Vice President, Corporate Development from May 2006 to March 2008; Vice President, Corporate Development from February 2003 to May 2006. Mr. Krebs first joined Coeur in August 1995 as Manager of Acquisitions after spending two years as an investment banking analyst for PaineWebber Inc. Mr. Krebs holds a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania and a Master of Business Administration from Harvard University.

Peter C. Mitchell was appointed Senior Vice President and Chief Financial Officer, effective June 3, 2013. Prior to joining Coeur, Mr. Mitchell served as Chief Financial Officer of Taseko Mines Limited, a Vancouver, B.C.-based mining company, starting in September 2008. In that capacity he led the financial operations of Taseko, including sourcing strategic capital to fund Taseko’s strategic growth plan. Previously, Mr. Mitchell was involved in leading and managing growth in private equity portfolio companies through acquisitions, integrations and greenfield initiatives. His roles included serving as President of Florida Career College, a for-profit college in Fort Lauderdale, Florida, from March 2008 to September 2008; President and Chief Executive Officer of Vatterott Educational Centers, Inc. in St. Louis, Missouri, a for-profit educational company, from 2002 to 2007; Vice Chairman and Chief Financial Officer of Von Hoffmann Corporation in St. Louis, a commercial and educational printing company in St. Louis, Missouri, from 1997 to 2002; Senior Vice President and Chief Financial Officer of Crown Packaging Ltd., an integrated paper packaging company in Seattle, Washington and Vancouver, B.C., from 1993 to 1997; and Vice President and Chief Financial Officer of Paperboard Industries Corporation, a packaging and container manufacturer in Toronto, from 1985 to 1993. None of these prior employers are affiliates of Coeur. Mr. Mitchell is a Chartered Accountant with degrees in Economics (BA) from the University of Western Ontario and Business Administration (MBA) from the University of British Columbia.

Frank L. Hanagarne Jr. was appointed Senior Vice President and Chief Operating Officer effective February 4, 2013. Mr. Hanagarne joined Coeur as Senior Vice President and Chief Financial Officer effective October 1, 2011. Prior to joining Coeur, Mr. Hanagarne served from September 2006 to December 2010 as Director of Corporate Development at Newmont Mining Corporation, a gold producer, and from January 2011 to September 2011 as Chief Operating Officer of Valcambi SA, a precious metal refiner in which Newmont has an equity interest. Valcambi and Newmont are not affiliates of Coeur. Over a 17-year career at Newmont, Mr. Hanagarne also served as Mill Project Superintendent from September 2004 to September 2006 and as Advisor in Corporate Health and Safety and Loss Prevention from July 2001 to September 2004. His years of service at Newmont included positions of increasing responsibility within key areas of Newmont’s operations and business functions as well as environmental, health and safety. Mr. Hanagarne has a total 30 years of industry experience in the finance, operations, and business development areas. Mr. Hanagarne holds a Master’s degree in Business Administration from the University of Nevada, Reno, and a Bachelor of Metallurgical Engineering degree from the New Mexico Institute of Mining and Technology.

Keagan J. Kerr was appointed Vice President, Human Resources and Communication in May 2013, and previously served as Vice President, Human Resources since joining Coeur in May 2012. Mr. Kerr has several years of progressive human resources and communication experience at large scale global mining operations. Before coming to Coeur, Mr. Kerr was the Regional Manager, Talent Management & Learning & Development for the Australia Pacific region of Barrick Gold Corporation, a gold producer, from January 2011 to May 2012. Mr. Kerr served as Manager of Human Resources, Shared Services at Barrick Australia Pacific from June 2010 to January 2011. Prior to his appointment in Australia, Mr. Kerr served as Manager, Organization Development at the Barrick Cortez property in Nevada from June 2006 to June 2010. Mr. Kerr holds a Bachelor of Arts in Public Relations and Communication from Florida Southern College and a Master of Organizational Leadership from Gonzaga University.

Casey M. Nault was appointed Vice President and General Counsel in April 2012 and was appointed Secretary in May 2012. Prior to joining Coeur, Mr. Nault served as a shareholder and attorney at the law firm of Graham & Dunn P.C. in Seattle, Washington from January 2009 to April 2012. Prior to joining Graham & Dunn, Mr. Nault served as First Vice President and Assistant General Counsel at Washington Mutual, Inc., formerly a financial services company, from December 2007 to January 2009 and as Director, Corporate Counsel at Starbucks Corporation from October 2003 to December 2007. Prior to joining Starbucks Corporation, Mr. Nault was an associate at Gibson, Dunn & Crutcher LLP. Mr. Nault holds a Bachelor of Arts degree from the University of Washington and a Juris Doctor from the University of Southern California Law School.

Mark A. Spurbeck was appointed Vice President of Finance in May 2013 and serves as Coeur’s principal accounting officer. Mr. Spurbeck came to Coeur from Newmont Mining Corporation where he served as Group Executive, Assistant Controller from July 2011 to May 2013. He previously served as Newmont’s Senior Director of Financial Reporting from July 2008 to July 2011 and Director of Accounting Research from July 2005 to July 2008. Prior to joining Newmont, Mr. Spurbeck was Director of Accounting, Payment Services at First Data Corporation. Mr. Spurbeck began his career with Deloitte & Touche LLP. Mr. Spurbeck is a Certified Public Accountant and holds a Bachelor of Arts degree from Hillsdale College.

SHARE OWNERSHIP

The following table sets forth information, as of the close of business on February 28, 2014 (except as otherwise noted), concerning the beneficial ownership of our common stock by each beneficial holder of more than 5% of our outstanding shares of common stock, each of our current directors, each of the executive officers listed in the Summary Compensation Table set forth below, and by all of our current directors and executive officers as a group.

	Shares Beneficially Owned		Percent of Outstanding
BlackRock, Inc.	8,818,985	(1)	8.55%
Donald Smith & Co., Inc.	7,301,002	(2)	7.08%
The Vanguard Group, Inc.	6,015,844	(3)	5.83%
Van Eck Associates Corporation	5,620,431	(4)	5.45%
Linda L. Adamany	3,305	(5)	*
Kevin S. Crutchfield	2,585	(5)	*
Sebastian Edwards	14,036	(5)	*
Randolph E. Gress	2,585	(5)	*
Mitchell J. Krebs	200,750	(5)	*
Robert E. Mellor	18,663	(5)	*
John H. Robinson	19,226	(5)	*
J. Kenneth Thompson	18,325	(5)	*
Peter C. Mitchell	62,322	(5)	*
Donald J. Birak	48,398	(5)	*
Frank L. Hanagarne Jr.	57,426	(5)	*
Casey M. Nault	60,782	(5)	*
Keagan J. Kerr	49,254	(5)	*
All current executive officers and directors as a group (13 persons)	542,187	(5)	*

*	Holding constitutes less than 1% of the outstanding shares on February 28, 2014 of 103,107,209.

(1)

As of December 31, 2013, based on information contained in a Schedule 13G/A filed on February 10, 2014, Blackrock, Inc. has sole voting power over 8,493,342 shares and sole dispositive power over 8,818,985 shares. The address for Blackrock, Inc. is 40 E. 52nd St., New York, NY 10022.

(2)

As of December 31, 2013, based on information contained in a Schedule 13G filed on February 10, 2014, Donald Smith & Co., Inc. has sole voting power over 4,513,537 shares and sole dispositive power over 7,301,002 shares. Donald Smith/Long Short Equities Fund, L.P. has sole voting power over 25,745 shares and dispositive power over 7,301,002 shares. The address for Donald Smith & Co., Inc. is 152 West 57th St., New York, NY 10019.

(3)	As of December 31, 2013, based on information contained in a Schedule 13G/A filed on February 12, 2014, The Vanguard Group, Inc. has sole voting power over 155,188 shares, sole dispositive power over 5,868,606 shares and shared dispositive power over 147,238 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	As of December 31, 2013, based on information contained in a Schedule 13G/A filed on February 12, 2014, Van Eck Associates Corporation has sole voting and dispositive power over 5,620,431 shares. The address for Van Eck Associates Corporation is 335 Madison Ave. – 19th Floor, New York, NY 10017.

(5)	Holding includes the following shares which may be acquired upon the exercise of options outstanding under the 1989/2003 Long-Term Incentive Plans and the Non-Employee Directors’ Stock Option Plan and exercisable within 60 days of February 28, 2014: Linda L. Adamany — 0 shares; Kevin S. Crutchfield — 0 shares; Sebastian Edwards — 0 shares; Randolph E. Gress — 0 shares; Mitchell J. Krebs — 50,093 shares; Robert E. Mellor — 272 shares; John H. Robinson — 0 shares; J. Kenneth Thompson — 0 shares; Donald J. Birak — 0 shares; Frank L. Hanagarne Jr. — 13,056 shares; Keagan J. Kerr — 3,605 shares; Peter C. Mitchell — 0 shares; Casey M. Nault — 6,071 shares; Mark Spurbeck — 0 shares; and all current directors and executive officers as a group — 73,097 shares.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors, which currently consists of Linda L. Adamany (Chair), Randolph E. Gress, John H. Robinson and J. Kenneth Thompson, is governed by its charter, a copy of which is available on our website at www.coeur.com. The Board of Directors has determined that Linda L. Adamany is an “audit committee financial expert” within the meaning of rules adopted by the Securities and Exchange Commission. All of the members of the Audit Committee are “independent” as defined in the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange.

The Audit Committee assists the Board in fulfilling its responsibilities to stockholders with respect to our independent auditors, our corporate accounting and reporting practices, and the quality and integrity of our financial statements and reports. The Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent auditors.

The Audit Committee discussed with our independent auditors the scope, extent and procedures for the 2013 audit. Following completion of the audit, the Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of our internal controls over financial reporting and the overall quality of our financial reporting.

Management is primarily responsible for our financial statements, reporting process and systems of internal controls. In ensuring that management fulfilled that responsibility, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and an assessment of the work of the independent auditors.

The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed under applicable standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee received from the independent auditors written disclosures and a letter as required by applicable rules of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, discussed with the independent auditors their independence from us and our management, and considered the compatibility of non-audit services with the auditors’ independence.

KPMG LLP reported to the Audit Committee that:

•	there were no disagreements with management;

•	it was not aware of any consultations about significant matters that management discussed with other auditors;

•	no major issues were discussed with management prior to KPMG LLP’s retention;

•	it received full cooperation and complete access to our books and records;

•	it was not aware of any material fraud or likely illegal acts as a result of its audit procedures;

•	there were no material weaknesses identified in its testing of our internal control over financial reporting; and

•	there were no known material misstatements identified in its review of our interim reports.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board (and the Board subsequently approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

In addition, the Audit Committee selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The Board has recommended to our stockholders that they ratify and approve the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission of complaints by our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. Reference is made to the Audit Committee’s charter for additional information as to the responsibilities and activities of the Audit Committee.

Audit Committee of the Board of Directors
LINDA L. ADAMANY, Chair RANDOLPH E. GRESS JOHN H. ROBINSON J. KENNETH THOMPSON

COMPENSATION DISCUSSION AND ANALYSIS

We are a large primary silver producer with significant gold production and mines located in the United States, Mexico, and Bolivia; development projects in Mexico and Argentina; and royalty and streaming interests in locations such as Australia, Mexico, Ecuador, and Chile. The Palmarejo mine, San Bartolomé mine, Kensington mine, and Rochester mine, each of which is operated by us, and Coeur Capital, which owns the Endeavor silver stream and precious metal royalties, constitute our principal sources of revenues.

Our business strategy is to discover, acquire, develop and operate low-cost silver and gold operations and streaming and royalty interests that will produce long-term cash flow, provide opportunities for growth through continued exploration, and generate superior and sustainable returns for stockholders. Our management focuses on maximizing net cash flow through identifying and implementing revenue enhancement opportunities at existing operations, reducing operating and non-operating costs, consistent capital discipline, and efficient management of working capital. As part of this strategy, in late 2013, we formed Coeur Capital to hold our streaming interests and royalties, along with our portfolio of strategic equity investments.

Our 2013 performance highlights are as follows:

•	Full-year silver production totaled 17.0 million ounces, a 6% decrease from 2012

•	Full-year gold production was a record 262,217 ounces, up 16% from 2012

•	Sales of metal totaled $746.0 million

•	Cash, cash equivalents and short-term investments were $206.7 million at December 31, 2013

•	Year-end silver proven and probable reserves increased 15.9% to 255.4 million ounces. Year-end gold proven and probable reserves increased 12.3% to 2.2 million ounces

•	Acquired Orko Silver Corp., adding the La Preciosa silver-gold project in Mexico to our growth profile

•	Created Coeur Capital and acquired Global Royalty Corp. to add higher-margin cash flow from a growing portfolio of royalty and streaming interests

•	Repurchased $27.6 million in common stock

•	Implemented downside metal price protection program

Our 2013 financial performance as well as other areas of measurable results were key contributors in establishing the overall compensation of the President and Chief Executive Officer and our other NEOs. This is due partially to the compensation policies adopted by our Compensation Committee and Board requiring that a substantial portion of the compensation paid to our CEO and NEOs is not fixed and rather is based on achievement of performance goals and the vesting and value of certain equity and related compensation. As set forth in summary format under “Compensation Components” and as described in detail in the following “Compensation Objectives and Principles” and “Determining Executive Compensation” sections, we award incentive compensation based on NEO performance and companywide performance with a higher emphasis on pay-for-performance versus fixed pay relative to peers. We also analyze our pay program at least annually, and as discussed later, continue to make adjustments so our pay program aligns with our organizational strategy and stockholder value creation.

The following is a discussion of our executive compensation program and compensation decisions made with respect to the NEOs listed in the 2013 Summary Compensation Table:

•	Mitchell J. Krebs, President and Chief Executive Officer

•	Peter C. Mitchell, Senior Vice President and Chief Financial Officer

•	Casey M. Nault, Vice President, General Counsel and Secretary

•	Frank L. Hanagarne Jr., Senior Vice President and Chief Operating Officer

•	Keagan J. Kerr, Vice President, Human Resources and Communication

•	Donald J. Birak, Former Senior Vice President, Exploration[1]

Executive Summary

We believe our executive compensation program aligns pay and performance. We target total compensation between the 50th and 75th percentile of our peer group. We place heavy emphasis on long-term and annual performance plans that are tied to stockholder value creation and business results. Our program is structured to provide 75th percentile total compensation or above, but only to the extent aligned with outstanding long-term performance and creation of stockholder value.

The mix of target total compensation elements for our NEOs in 2013 and 2014, as a percentage of total compensation, is set forth in the table below. For 2013, performance shares comprised 50% of the long-term incentive award, with stock options and time-based restricted stock each comprising 25%, representing a portfolio approach for long-term incentives. In 2014, we replaced stock options with an increased emphasis on performance shares and restricted stock in order to further emphasize pay for performance, limit dilution, better align the risk/reward element of our programs with that of our stockholders and provide increased retention for our executive team. The Committee views executive retention as a key objective of our compensation program and believes time-vesting restricted stock is a stronger retention vehicle than stock options. Accordingly, the mix of long-term incentives for 2014 is 60% performance shares and 40% time-vesting restricted stock.

2013 Target

	Fixed Compensation (as a % of Total Compensation)			Variable Compensation (as a % of Total Compensation)
Named Executive Officer	Base Salary	LTIP — Time Based Restricted Stock	Benefits & Other Compensation	Annual Incentives	LTIP — Stock Options	LTIP — Performance Shares
CEO	20%	15%	2%	20%	15%	28%
Other NEOs (average)*	27%	13%	4%	17%	13%	26%

*	Does not include Mr. Birak.

[1]	Mr. Birak’s last day of employment with Coeur was September 30, 2013.

The pay mix we targeted in 2013 was heavily performance-based, with modest salaries and benefits relative to market data. For the CEO, 43% of pay was tied to stock options or performance shares, and 20% linked to annual incentives. The relative mix of fixed versus variable pay is similar for other NEOs, with a slightly higher proportion of fixed pay.

Note that the table above excludes one-time stock and other payments made to NEOs for purposes of relocation and retention, primarily related to moving our headquarters from Coeur d’Alene, Idaho to Chicago, Illinois. These payments are discussed in detail in the Summary Compensation Table section below. Mr. Krebs declined the relocation incentives.

2014 Target

	Fixed Compensation (as a % of Total Compensation)			Variable Compensation (as a % of Total Compensation)
Named Executive Officer	Base Salary	LTIP — Time Based Restricted Stock	Benefits & Other Compensation	Annual Incentives	LTIP — Stock Options	LTIP — Performance Shares
CEO	20%	23%	2%	20%	0%	35%
Other NEOs (average)*	26%	22%	3%	16%	0%	33%

*	Does not include Mr. Birak.

Fixed pay for 2014 has increased moderately due to elimination of options and enhanced emphasis on restricted stock. We believe that this movement is appropriate since restricted stock emphasizes pay for performance, limits dilution, better aligns the risk/reward element of our programs with that of our stockholders and provides increased retention for our executive team. Additionally, we have increased the performance share allocation to represent 60% of all long-term incentives, in comparison to 50% in 2013.

Realizable Pay for CEO: 2011 through 2013

Realizable pay measures the compensation value that could be realized by executives at the end of a given time period and takes into account changes in Company stock price. Grant date value pay is shown in the Summary Compensation Table and measures the value of compensation at the beginning of the year or time period. Theoretically, realizable pay more accurately represents compensation value by taking into account stock price change at the end of a given time period. In the chart below, we show three-year realizable total compensation compared to three-year grant date total compensation for our CEO. The chart illustrates no differences between the comparisons for salary and short-term incentive, as these compensation components are paid in cash. However, the differences in the option and share value amounts are significant. All stock options granted to our CEO in the last three years have an exercise price that is greater than the market price of the underlying stock (such stock options are commonly referred to as being “underwater”). Additionally, the value of shares awarded in the last three years has declined from the time of the grant.

During the three-year period from 2011 to 2013, our stock price decreased 57% (based on an average price of the first and last month in the period). The value of the equity portion of CEO pay decreased 71% and total compensation value declined 40% in the three-year period. We believe this indicates that our compensation design pays for performance when realizable pay is considered. Because our executive compensation plans feature a significant portion in equity, our executive team, like our stockholders, have been affected by the decrease in stock price over the last three years and will achieve the full value of their equity compensation only by creating stockholder value.

Board Consideration of Prior Stockholder Advisory Votes on Executive Compensation

Stockholders have the opportunity to cast an annual advisory vote on executive compensation (a“say-on-pay”). We have continued to refine our pay practices to address stockholder concerns and better align with best practices in executive compensation programs.

At our 2013 Annual Meeting, a great majority of stockholders (96% of the votes cast) supported the executive pay program described in our 2013 proxy statement, which we believe reflects our strong alignment of pay and performance. The Compensation Committee considered this result in reviewing our executive compensation programs during 2013 and early 2014. Although stockholders approved our executive compensation program with strong support in 2013, we continued to evaluate and adopt enhancements to the program to further align Coeur with best practices.

Reforms implemented since 2011 include:

•	reductions in change-in-control severance payout multipliers;

•	phasing out employment agreements for executives other than the CEO and the resulting transition of executives to an executive severance policy;

•	elimination of tax gross-up provisions applicable to change-in-control and severance payments;

•	aligned annual incentive plan metrics more closely with creating stockholder value;

•	reduction in perquisites;

•	majority of equity grants now in the form of performance shares (in particular, for 2014, further emphasizing performance shares and restricted stock, while eliminating use of stock options);

•	adoption of a “clawback” policy providing for the recovery of incentive compensation in certain circumstances;

•	providing for “double-trigger” change-in-control severance and accelerated vesting of equity awards (requiring a qualifying termination of employment in addition to a change-in-control); and

•	implementing restrictions on hedging, pledging and holding Coeur stock in margin accounts.

Compensation Objectives and Principles

The primary objective of our executive compensation program is to motivate our executives to achieve goals consistent with our business strategies and that create stockholder value. Consequently, a majority of executive annual total direct compensation (defined as base salary, target Annual Incentive Plan (“AIP”) cash incentive award opportunity, and grant date fair value of annual equity awards) are in the form of at-risk compensation opportunities that require performance against measurable objectives or an increase in long-term stockholder value to result in payouts.

The second fundamental objective of our executive compensation program is to attract and retain talented executives. Due to an increase in global mining activity, the demand for executive and professional talent with technical skills and industry experience has become more competitive. As a result of these talent market pressures, our executives and professionals are routinely pursued by competitors. Attraction and retention of executive talent is a significant factor in many of the compensation decisions discussed below.

In order to meet these compensation objectives in the design and governance of compensation programs for our executive officers, including the NEOs, the Compensation Committee is guided by the following principles that express the Compensation Committee’s view that compensation at Coeur should be:

•	Performance-based

Reward company results in addition to recognizing individual performance, focusing on objectives that are directly under the control of executives. A greater percentage of executive total direct compensation at Coeur is at-risk, performance-based compensation compared to the median of our peers.

•	Market-competitive

Compared to peers, target total direct compensation at the market median with sufficient performance-based compensation to offer top quartile compensation or above with outstanding performance. Our market targets are as follows, with individual executive compensation levels varying somewhat due to experience in their positions and performance:

•	Median salaries

•	Annual incentive target opportunities between the 50th and 75th percentile

•	Long-term incentive opportunities between the 50th and 75th percentile

•	Standard all employee benefits and competitive executive benefits

•	Aligned with stockholders

Provide a significant portion of incentive compensation to executives in the form of equity-based awards. Award values fluctuate based on share value thus aligning officer and stockholder interests. Additionally, our performance-based equity is higher than our time-based component of equity versus the median of our peers.

•	Transparent

Clearly communicate both the desired results and the incentive pay programs used to reward the achievement of these results.

Compensation Components

In 2013, our executive officer compensation program used the components identified in the following table:

Compensation Component	Objective	Target Market Position	Key Features
Base salary	• Provide a fixed level of cash compensation for performance of day-to-day responsibilities	• 50th percentile; higher for executives with significant experience in their roles	• Initial levels and annual adjustments are based on an individual’s current and expected future contribution and actual pay positioning relative to the market
Annual incentives	• Reward executives for the achievement of annual company financial and operational goals and for the achievement of individual executive goals	• 50th percentile to the 75th percentile	• Cash payments based
on Company and
individual
performance, with a
high percentage
(ranging from 70% to
80%) weighted on
Company
performance

• Company
performance measures
were silver equivalent
production, operating
costs per silver
equivalent ounce,
operating cash flow,
and safety and
environmental
performance.

Compensation Component	Objective	Target Market Position	Key Features
Long-term incentives	• Align executives’ interests with those of stockholders, reward executives for the creation of long-term stockholder value and attract and retain talented executives	• 50th percentile to the 75th percentile	• Equity grants
consisted of 25%
stock options, 25%
time-based restricted
stock and
50%performance
shares

•   Stock options and
restricted stock vest
ratably over three
years, and
performance shares
cliff vest over a three-
year performance
period, with metrics
including relative total
stockholder return,
growth in overall
resources, and growth
in operating cash flow
per share

Benefits and perquisites	• Attract and retain talented executives • Provide internally equitable benefit offering to all employees to protect the welfare of our employees and their families	• Market median for all employees	• Participation in medical and retirement plans on same terms as all employees • Limited perquisites

Executive Participation in 2013 Corporate Headquarters Relocation Incentive Program

In addition, in 2013, executive officers who relocated their primary residence in connection with the relocation of our headquarters to Chicago, Illinois were entitled to participate in our relocation program (the “Relocation Program”) applicable to all relocating employees. Under the terms of the Relocation Program, eligible employees were entitled to receive (i) a cash bonus in an amount equal to 20% of 2013 base salary as originally approved, subject to a one-year clawback if the employee voluntarily terminates employment with Coeur, (ii) an LTIP grant in an amount equal to 100% of the 2013 LTIP grant, payable in the form of restricted stock with three-year cliff vesting and (iii) reimbursement of certain relocation expenses. Mr. Krebs declined to participate in the Relocation Program (other than for relocation expense reimbursement and related tax gross-up). Messrs. Nault and Kerr participated but on less favorable terms than other employees. The special LTIP grants for Messrs. Nault and Kerr were capped at 100% of their 2013 base salary levels as originally approved, rather than the general program level of a grant equal to the regular annual grant. In addition, the cash bonus clawback period was extended to two years from the standard one-year period for Messrs. Nault and Kerr. Mr. Hanagarne did not relocate his primary residence to Chicago so did not participate in the Relocation Program. Mr. Mitchell was hired during 2013 and commenced employment in Chicago, so was not eligible to participate in the Relocation Program. Mr. Birak elected not to relocate his primary residence in connection with the company’s relocation from Coeur d’Alene, Idaho to Chicago, Illinois, and his last day of employment with Coeur was September 30, 2013.

Determining Executive Compensation

Our compensation objectives and principles are supported in the compensation-setting process through a number of policies and processes.

Pay Mix:    In determining the mix of compensation components and the value of each component for each of our executive officers, including our NEOs, the Compensation Committee takes into account the executive’s role, the competitive market, individual and Company performance, and internal equity. Details of the various programs and how they support the overall business strategy are outlined below in “Compensation Components.” Consistent with a performance-based philosophy, our compensation program emphasizes pay at risk. The percentage of an executive’s compensation opportunity that is at risk or variable instead of fixed is based primarily on the executive’s role at Coeur. Executives who are in a greater position to directly influence our overall performance have a larger portion of their pay at risk through short- and long-term incentive programs compared to other executives. The CEO has more pay at risk than the other NEOs, consistent with the competitive market.

Competitive Market Assessment:    The Compensation Committee annually reviews the compensation of executives relative to the competitive market, based on assessments prepared by its consultant. This review typically takes place at the Compensation Committee’s December meeting. The consultant’s assessment is prepared in advance of the meeting, and includes an evaluation of base salary, annual and long-term incentive opportunities and practices, and overall total compensation practices. In preparing this assessment, the consultant analyzes publicly disclosed compensation data from a peer group of precious metals, base metals and mineral mining companies (see discussion below). The Compensation Committee relies on three reference points for peers, as described below.

Peer Groups:    As a member of the precious metals mining industry, we compete for executive talent with other precious metals mining companies, as well as with base metal and mineral mining companies. Comparable precious metals firms of comparable size and complexity are few — therefore, the Compensation Committee takes a balanced approach in its peer group selection. Historically, the Compensation Committee relied upon two peer groups for executive compensation purposes:

•

Precious Metals and Mining Peer Group: Consisted entirely of precious metals and mining companies, which primarily consisted of Canadian companies. We have used this peer group, historically, for several years.

•

U.S. Metals and Mining Companies: Consisted entirely of U.S. companies, but included metals and mining companies generally, in addition to other like-sized U.S. precious metals companies, with the intent of referencing a typical peer group that provides a better benchmark for U.S. company compensation and also better reflecting a peer group that would be used by leading proxy advisory firms. Peer data suggests the mix and weighting of compensation elements among Canadian industry peers is materially different from U.S. firms, which makes a compensation benchmarking peer group comprised of predominantly Canadian companies less relevant and useful. For that reason, a significant number of U.S. Metals and Mining Peers was added to the peer group.

In 2013, the Compensation Committee conducted significant due diligence, in consultation with The POE Group, in order to establish one peer group. In establishing this one peer group, the Compensation Committee considered the following factors:

•	Inclusive of both U.S. Metals and Mining companies, and comparable Precious Metals and Mining companies.

•

Inclusive of a sufficiently large number of U.S. companies, recognizing that U.S. companies will be more relevant for compensation benchmarking and the primary point of reference for proxy advisory firms.

•	Ensure that peers generally fall within the following parameters

•	.4 times to 2.5 times our revenues, and

•	.25 times to 4 times our market capitalization.

After review of these factors, the Compensation Committee approved the following peer group of 22 companies, with revenue and market capitalization statistics presented as of the most recently issued proxy statements (or Canadian equivalents) (generally in the first part of 2013). Note that all companies included in this new peer group have been included in one of the peer groups used in the past:

2013 Peer Company	Revenue* ($ millions)	Market Cap* ($ millions)	Corporate Headquarters	Industry
Carpenter Technology Corp.	$2,272	$3,029	US	Steel
Agnico-Eagle Mines Ltd.	$1,919	$4,778	Canada	Diversified Metals & Mining
Suncoke Energy Inc.	$1,914	$1,182	US	Steel
Kaiser Aluminum Corp.	$1,360	$1,339	US	Aluminum
Materion Corp.	$1,273	$653	US	Diversified Metals & Mining
Century Aluminum Co.	$1,272	$787	US	Aluminum
Castle & Co.	$1,270	$378	US	Steel
Amcol International Corp.	$986	$1,083	US	Diversified Metals & Mining
Compass Minerals International Inc.	$942	$2,513	US	Diversified Metals & Mining
Pan American Silver Corp.	$929	$2,830	Canada	Diversified Metals & Mining
Buckeye Technologies Inc.	$894	$1,458	US	Paper Products
Stillwater Mining Co.	$800	$1,373	US	Diversified Metals & Mining
New Gold Inc.	$786	$3,160	Canada	Gold
RTI International Metals Inc.	$739	$982	US	Diversified Metals & Mining
Globe Specialty Metals Inc.	$706	$1,059	US	Diversified Metals & Mining
Centerra Gold	$661	$4,257	Canada	Gold
Golden Star Resources Ltd.	$551	$135	US	Gold
Aurico Gold Inc.	$457	$961	Canada	Gold
Horsehead Holding Corp.	$436	$596	US	Diversified Metals & Mining
Thompson Creek Metals Co. Inc.	$401	$649	US	Diversified Metals & Mining
Alamos Gold Inc.	$329	$2,109	Canada	Gold
Hecla Mining Co.	$321	$1,134	US	Diversified Metals & Mining
Median:	$847	$1,158

Coeur Mining	Revenue* ($ millions)	Market Cap* ($ millions)	Industry
Coeur Mining	$895	$1,390	Diversified Metals & Mining

*	As publicly disclosed as of the date of filing of each company’s 2013 proxy statement.

Our revenue and market capitalization fall in close proximity to the peer group medians.

For 2014, the Compensation Committee again considered how best to structure peer groups for both relative total shareholder return (“TSR”) performance (discussed below in the section “Performance Shares”) and compensation benchmarking. The most relevant companies for comparing relative TSR performance continue to be predominantly Canadian. However, peer data continues to suggest that Canadian companies are not the most relevant or useful peers for compensation benchmarking purposes. Accordingly, for 2014 the Compensation

Committee determined that it will generally rely on the above peer group (with a limited number of companies removed and added) for purposes of executive compensation benchmarking and setting pay levels, but continue to use a subset of the group consisting of Precious Metals and Mining companies shown in the table below for TSR benchmarking, which the Compensation Committee believes represent the most relevant industry peer group for measuring relative TSR for purposes of performance share awards under the LTIP.

2014 TSR Peer Company	Revenue* ($ millions)	Market Cap* ($ millions)	Corporate Headquarters	Industry
Agnico-Eagle Mines Ltd.	$1,919	$4,778	Canada	Diversified Metals & Mining
Alamos Gold Inc.	$329	$2,109	Canada	Gold
Allied Nevada Gold Corp.	$215	$2,330	US	Gold
Aurico Gold Inc.	$457	$961	Canada	Gold
Centerra Gold	$661	$4,257	Canada	Gold
First Majestic Silver Corp.	$251	$1,340	Canada	Diversified Metals & Mining
Hecla Mining Co.	$321	$1,134	US	Diversified Metals & Mining
Hochschild Mining	$818	$1,638	UK	Gold
New Gold Inc.	$786	$3,160	Canada	Gold
Pan American Silver Corp.	$929	$2,830	Canada	Diversified Metals & Mining
Silver Standard	$241	$1,229	Canada	Silver
Stillwater Mining Co.	$800	$1,373	US	Diversified Metals & Mining
Median:	$559	$1,874

Coeur Mining	Revenue* ($ millions)	Market Cap* ($ millions)	Industry
Coeur Mining	$895	$1,390	Diversified Metals & Mining

*	As publicly disclosed as of the date of filing of each company’s 2013 proxy statement.

Compensation Components

The specific rationale, design, determination of amounts and related information regarding each of the components of our executive officer compensation program are outlined below.

Base Salary

As described above in “Determining Executive Compensation,” we generally target base salaries at median levels of the competitive market; however, we may target higher base salary levels in circumstances where an individual brings extensive experience to the applicable position. The Compensation Committee reviews executive salaries at least annually as part of its competitive market assessment and makes adjustments based on the actual positioning relative to market compared to the desired positioning, the individual executive’s position, organization level, scope of responsibility, tenure, experience and expected future contribution. Adjustments are typically approved at the Compensation Committee’s regular first quarter meeting and are applied retroactively to the beginning of the year.

The Compensation Committee approved the following base salary increases for the CEO and the other NEOs for 2013:

Named Executive Officer	2012 Base Salary		2013 Base Salary(1)	Percentage Increase
Mitchell J. Krebs, President, Chief Executive Officer & Director		$525,000	$600,000	14.3%
Peter C. Mitchell, Senior Vice President & Chief Financial Officer	$	N/A	$400,000	N/A
Casey M. Nault, Vice President, General Counsel & Secretary		$250,000	$285,000	14.0%
Frank L. Hanagarne, Jr. Senior Vice President & Chief Operating Officer		$310,000	$340,000	9.7%
Keagan J. Kerr, Vice President, Human Resources & Communication		$220,000	$250,000	13.6%
Donald J. Birak, Former Senior Vice President, Exploration		$290,000	$290,000	0%

(1)	Actual base salary levels approved in January 2013. Salaries increased modestly in August 2013 as a result of termination of car allowance program

Salary increases were provided based on an annual assessment of current positioning relative to our market targets. Adjustments ranged from 9.7% to 14.3% for our NEOs other than Mr. Birak, given the below market positioning. In addition to market movement and merit pay, part of the rationale for increases also included increasing salary to correspond with market conditions in our new headquarters location.

Below is a table showing the 2013 base salary for each NEO compared to the peer group data used by the Compensation Committee in its review of our executive compensation:

		2013 Market Range		% Deviation From
Named Executive Officer	2013 Base Salary	50th Percentile	75th Percentile	50th Percentile	75th Percentile
Michael J. Krebs	$600,000	$639,000	$771,000	–6%	–22%
Peter C. Mitchell	$400,000	$352,000	$393,000	+14%	+2%
Casey M. Nault	$285,000	$320,000	$373,000	–11%	–24%
Frank L. Hanagarne, Jr.	$340,000	$432,000	$475,000	–21%	–28%
Keagan J. Kerr	$250,000	$304,000	$376,000	-18%	–34%
Donald J. Birak (left Coeur September 30, 2013)	$290,000	N/A	N/A	N/A	N/A

Note that all incumbents, with the exception of Mr. Mitchell, were well below the 50th percentile even with the merit and market adjustments described above. Mr. Mitchell’s salary reflects a component of his total compensation necessary to attract him to join Coeur as our top financial executive in light of his significant experience as a public mining company Chief Financial Officer.

Annual Incentive Plan (“AIP”)

The AIP is an annual cash incentive plan that rewards executives for the achievement of our annual financial and operational goals and for the achievement of individual executive goals.

AIP Target Opportunities:    Under the AIP, each executive has a target award opportunity expressed as a percentage of base salary established at the beginning of each year. The target award opportunities are determined based on the peer group, desired market positioning, the individual executive’s position, organization level, scope of responsibility and ability to impact our performance. Internal equity among executives is also considered, to the extent that executives at the same organizational level will typically have the same target award opportunity. AIP award opportunities in 2013 were targeted at the stated positioning of between the 50th and 75th percentile, in support of our philosophy of modest fixed pay relative to market data and opportunities for at or above market pay delivered for superior performance. The table below shows targets for 2013, change, if any, over 2012, and relationship to market:

	2012 Target AIP Opportunity	2013 Target AIP Opportunity	2013 Market Range		% Deviation From
			50th	75th	50th	75thle
Named Executive Officer	(% of Salary)	(% of Salary)	Percentile	Percentile	Percentile	Percentile
Mitchell J. Krebs	70%	100%	96%	127%	+4	-27
Peter C. Mitchell	N/A	75%	57%	105%	+18	-30
Casey M. Nault	50%	50%	40%	66%	+10	-16
Frank L. Hanagarne, Jr.	50%	75%	72%	80%	+3	-5
Keagan J. Kerr	35%	50%	40%	55%	+10	-5
Donald J. Birak (left Coeur 9/30/13)	50%	50%	N/A	N/A	N/A	N/A

Note that Mr. Krebs’s target increased significantly, representing a move to be more in-line with market for his current position as CEO. Target opportunity for Mr. Nault remained at 50% of base salary. Mr. Hanagarne’s incentive percentage increased significantly in order to position his target annual incentive at market. Mr. Mitchell’s target was positioned at market at the outset of his tenure. Mr. Kerr’s target opportunity increased to be positioned within market.

Actual awards are paid after the end of each year and can range from 0% to 200% of the target awards, based on our actual performance relative to corporate AIP objectives and each individual executive relative to individual goals.

AIP Performance Measures and Weights:    For 2013, our performance was measured against predetermined metrics established by the Compensation Committee for the following four measures:

•	silver and gold production, measured in silver equivalent ounces (25% weight);

•	cash operating costs, measured per silver equivalent ounce (25% weight);

•	operating cash flow (25% weight); and

•	safety and environmental performance (25% weight).

The Compensation Committee selected these metrics based on the following considerations and objectives:

•	provide alignment with our business objectives and strategic priorities;

•	provide transparency to investors and executives;

•	balance growth and profitability; and

•	balance financial and operational performance.

In addition to Company measures, specific individual objectives are developed for each executive at the beginning of the year. Objectives for executives other than the CEO are established by the CEO and reviewed by the Compensation Committee. Objectives for the CEO are established by the Compensation Committee and reviewed with the other independent members of the Board. The specific objectives for each executive are chosen to support our strategic objectives and to reflect each executive’s individual responsibilities, and can be grouped into the following broad categories:

•	major project execution;

•	department goals; and

•	personal development.

In 2013, 80% of the CEO’s AIP award was based on Company performance and 20% was based on the CEO’s individual performance. For the other NEOs, 70% was based on Company performance and 30% based on each NEO’s individual performance. The Compensation Committee evaluates the AIP performance measures and weighting each year for alignment with our objectives and compensation principles.

AIP Performance Metric Setting and Payout Leverage:    Management develops minimum, target and maximum performance metrics for each AIP measure, as applicable, based primarily on internal budgets and forecasts and their probability of achievement. The Compensation Committee reviews the goals and adjusts them, as it deems appropriate, prior to granting its approval. Once the performance metrics are set, they are not subject to change for that plan year without the specific approval of the Board.

For 2013, the AIP metrics were set as follows. In the table below “Minimum” means the minimum performance required for any payout related to the measure; performance below the minimum threshold results in no payout. “Target” is the level of performance required for 100% payout on each measure, except as noted below that certain measures pay out at either zero or 200%. “Maximum” shows the level of performance required to result in the maximum payout for the measure.

Measure	Weight	Minimum	Target	Maximum
Silver Equivalent Production (ounces)	25%	90% of Target	35.4M	110% of Target
Cash Operating Cost Per Silver Equivalent Ounce	25%	115% of Target	$13.28	80% of Target
Operating Cash Flow	25%	80% of Target	$217M	120% of Target
Safety & Environmental Performance	25%, Split Equally Among Four Measures	(1) No employee fatalities (2) Maintain LTIFR* at 2012 level (3) No NOV’s** (4) Maintain Permit Exceedances at 2012 level	No employee fatalities 10% Reduction in 2012 LTIFR No NOV’s 10% Reduction in 2012 Exceedances	No employee fatalities 25% Reduction in 2012 LTIFR No NOV’s 25% Reduction in 2012 Exceedances

*	LTIFR means lost-time injury frequency rate

**	NOV means notice of violation of environmental regulations

The potential payouts for minimum, target and maximum performance for each measure were as follows. As noted above, there is no payout for performance below minimum. Employee fatalities and NOV’s pay out at 200% for minimum performance of no occurrences, and there is no payout for any occurrence. Payouts for other measures are interpolated for performance between minimum and target and between target and maximum for measures other than employee fatalities and NOV’s.

Measure	Payout at Minimum Performance	Payout at Target Performance	Payout at Maximum Performance
Silver Equivalent Production (ounces)	50%	100%	200%
Cash Operating Cost Per Silver Equivalent Ounce	50%	100%	200%
Operating Cash Flow	50%	100%	200%
Safety & Environmental:
No Employee Fatalities	200%	200%	200%
LTIFR Reductions	75%	100%	200%
No NOV’s	200%	200%	200%
Reduction in Permit Exceedances	75%	100%	200%

Many of the individual objectives established for the executives are objective and quantifiable, which helps to ensure accountability for results. Others, however, are subjective by nature, which requires discretion and judgment to assess performance attainment. AIP payouts for individual performance range from 0% to 200% of target, based on the following guidelines:

Individual Performance Standard	Payout (% of target)
Well Above Expected	200%
Above Expected	150%
Meets Expected	100%
Below Expected	50%
Well Below Expected	0%

AIP Earned Awards:    Following the end of the year, the Compensation Committee reviews our actual performance and determines the extent of achievement. The Compensation Committee adjusts the cash operating costs and operating cash flow metrics to reflect actual metal prices as well as the impact of any non-recurring items during the year that differed from the assumptions that went into setting the metrics. This is done in order to normalize the metrics to fluctuations in the market prices of silver and gold or other factors that are beyond the control of Coeur and its executives. The Compensation Committee makes this adjustment in the interest of fairness to both the executives and stockholders.

In addition, following the end of the year, the CEO reviews and reports to the Compensation Committee the performance of the other executives on their individual objectives and determines the level of achievement compared to target for each executive. The Compensation Committee, together with the other independent members of the Board, reviews the performance of the CEO on his individual objectives and determines the level of achievement compared to target. Determining the overall level of achievement for each executive on his or her individual objectives includes a significant discretionary assessment. AIP awards are normally paid in cash no later than March 15 following the end of the AIP plan year, subject to withholding of applicable taxes.

2013 AIP Calculation and Payments:    For 2013, the payout percentage for Company performance was 81% of target, calculated as follows:

Metric	2013 Performance	Payout (% of target)	Weight	Weighted Payout (% of target)
Silver Equivalent Production (ounces)	32.7M	70%	25%	18%
Cash Operating Cost Per Silver Equivalent Ounce	$14.22	88%	25%	22%
Operating Cash Flow	$187.7M	66%	25%	16%
Safety & Environmental Performance*	Target*	100%	25%	25%
Total				81%

*	Safety & Environmental Performance shown is a blended performance level reflecting 200% achievement on employee fatalities and LTIFR reduction, and below minimum performance on NOV’s and reduction in permit exceedances.

2013 operating cash flow performance was adjusted to account for several items which arose during the year but were not contemplated at the time the 2013 operating cash flow targets were set for the 2013 AIP. These included (i) adding back interest payable on the senior notes issued in January 2013, (ii) a working capital reduction achieved by obtaining the release of cash previously tied up in commutation accounts related to future reclamation obligations, (iii) adding back certain cash taxes paid during 2013 relative to the timing of metal sales to normalize the timing of tax payments, and (iv) adding back the cash portion of the Nevada claims dispute litigation settlement consummated in June 2013.

The level of individual performance achievement for our NEOs in 2013 was assessed as follows:

Named Executive Officer	2013 AIP Individual Annual Percentage	Individual Performance Categories
Mitchell J. Krebs	150%	Overall financial and operating performance improvement Risk management Team, cultural, and strategy development and implementation
Peter C. Mitchell	100%	Financial strategy and implementation Cash flow optimization Cost reduction/efficiencies Risk management Departmental structuring and improvement
Casey M. Nault	150%	Corporate entity structuring Transaction optimization Risk management Corporate governance Departmental improvement
Frank L. Hanagarne, Jr.	115%	Safety compliance and improvement Environmental compliance and enhancement Site community relations Operational efficiency Leadership presence

Named Executive Officer	2013 AIP Individual Annual Percentage	Individual Performance Categories
Keagan J. Kerr	150%	Culture and talent development implementation Organization and role design Internal and external communication Strategy development and execution
Donald J. Birak (left Coeur before year-end)	N/A	N/A

For 2013, based on Company and individual NEO performance achievement as a percentage of target and the performance weights described above, the Compensation Committee approved annual incentive payments to the NEOs as follows:

	Actual 2013 AIP Payment
Named Executive Officer	$ Amount	% of Salary	% of Target
Mitchell J. Krebs	$568,800	95%	95%
Peter C. Mitchell*	$148,257	68%	87%
Casey M. Nault	$151,025	52%	102%
Frank L. Hanagarne, Jr.	$240,768	70%	91%
Keagan J. Kerr	$133,700	52%	102%
Donald J. Birak (left Coeur September 30, 2013)	N/A	N/A	N/A

*	Mr. Mitchell’s annual incentive payment is pro-rated for partial year service.

Amended and Restated 2003 Long-Term Incentive Plan (“LTIP”)

The primary purpose of our long-term incentive plan is to align the interests of our executives with those of our stockholders by rewarding our executives for creating stockholder value. The LTIP is also an effective vehicle for attracting and retaining executive talent in the highly competitive mining market.

Forms and Mix of Long-Term Incentive Compensation.    Our LTIP provides for the award of stock options and stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units, and cash-based awards. The Compensation Committee generally uses stock options, restricted stock and performance shares in its LTIP grants to executives. The Compensation Committee believes that this mix provides alignment with stockholder interests and balances incentive and retention needs, while minimizing share dilution. Stock options provide alignment with stockholder interests by focusing the executives on creating stockholder value over the long-term through share price appreciation. Restricted stock is granted with a three-year ratable service vesting requirement for retention purposes, while also providing alignment with stockholders through actual share ownership. In 2013, the Compensation Committee changed the proportion of annual LTIP awards granted to further align executives with the interests of stockholders and increase the percentage of LTIP that is performance-based. Performance shares constituted 50% of an executive’s LTIP award with stock options and restricted stock each comprising 25% of the total award value. Our LTIP award program places emphasis on key metrics imperative to the long-term sustainability of the business. 50% of performance share vesting will continue to be related to relative TSR versus our peer group. 25% of 2013 performance share awards will vest based on three-year growth in reserves and resources per share and the remaining 25% will vest based on three-year improvement in operating cash flow per share. For 2014, the award mix for LTIP grants will be 60% performance shares and 40% restricted stock.

LTIP grants are generally made annually. This enables the Compensation Committee to adjust levels, forms, and composition of long-term incentive grants, to respond to changes in the precious metal mining industry and the broader market, as well as to respond to Company-specific challenges. The Compensation Committee does not consider prior equity awards when determining annual equity awards to executives.

Timing of Long-Term Incentive Awards.    The Compensation Committee typically makes annual long-term incentive grants to our executives at its regular first quarter meeting. For 2013, the grants were approved at the January 2013 Compensation Committee meeting. Grants to the CEO are approved by all independent members of the Board, upon the recommendation of the Compensation Committee. Grants to the non-CEO executive officers are approved by the Compensation Committee, based on the recommendations of the CEO and by reference to competitive market data provided by the Compensation Committee’s independent consultant. The Compensation Committee meeting date is the effective grant date for equity grants, unless Board approval is required. The exercise price for stock options is the greater of the closing price of the stock on the date of grant (or the next market day if the grant date falls on a weekend or other non-market day) or the par value per share. For executives who are hired or appointed during the year, the Compensation Committee recommends compensation levels in connection with the Board’s appointment of the executive and may approve equity grants for the executive. The Compensation Committee does not coordinate the timing of equity awards with the release of material, non-public information.

LTIP Grant Levels.    The Compensation Committee has established grant levels of long-term incentives for each executive, expressed as a percentage of base salary. The levels are determined based on the peer group and the desired market positioning, the individual executive’s position, organization level, scope of responsibility and ability to impact performance. Internal equity among executives is also considered, to the extent that executives at the same organizational level will typically have the same LTIP grant percentage. The total value of each executive’s annual LTIP grant is determined by multiplying the LTIP grant percentage previously approved by the Compensation Committee by the executive’s base salary in the current year. For grants made in 2013, the long-term incentive grant values as a percentage of base salary for our NEOs were as follows:

	2013 LTIP Grant		2013 Market Range
Named Executive Officer	% of Salary	$ Amount	50th Percentile	75th Percentile
Mitchell J. Krebs	300%	$1,800,000	200%	300%
Peter C. Mitchell	225%	$520,274	140%	187%
Casey M. Nault	190%	$541,500	103%	150%
Frank L. Hanagarne	225%	$765,000	178%	313%
Keagan J. Kerr	190%	$475,000	103%	150%
Donald J. Birak	190%	$551,000	103%	150%

Mr. Krebs, Mr. Hanagarne, and Mr. Mitchell have long-term incentive opportunities consistent within our target range of the 50th to 75th percentile. Mr. Nault and Mr. Kerr received grants above the 75th percentile. For these executives, the Compensation Committee believes that it is important to provide equity incentives that are comparable to internal peer positions, given that both executives are considered our senior executives. We believe that Mr. Nault, as General Counsel, and Mr. Kerr, as our top human resources and communication executive, provide greater strategic responsibility and insight that contributes to business results, in comparison to similar positions at other companies in our peer group.

Stock Options.    In 2013, stock options represented 25% of the LTIP value granted to our executives (including our NEOs). The number of options granted is determined by dividing the total option grant value by the Black-Scholes value of a single option. The Compensation Committee believed that options provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term business strategies. Stock options deliver value to executives only if our stock price increases after the grant date. Stock options therefore align executives’ interests with those of stockholders. Stock options generally have value for the executive only if the executive remains employed for the period required for the options to vest. Stock options therefore provide retention value. Stock options granted in 2013 vest at a rate of one-third per year and expire at the end of ten years (or earlier in the case of termination of employment). For 2014, the Compensation Committee determined that stock options would not be included in the annual LTIP grants to our executives. The intent is to elevate performance-based equity grants as the primary long-term incentive vehicle, and use restricted stock as a retention tool. This approach also has the benefit of limiting dilution inherent in use of stock options, and to better align the risk/reward incentive of our executives with that of stockholders.

Restricted Stock.    In 2013, restricted stock represented 25% of the LTIP value granted to our executives (including our NEOs). The number of restricted shares granted is determined by dividing the total restricted stock grant value by the closing market price per share of our common stock on the New York Stock Exchange on the grant date (or the previous trading day if the grant date is not a trading day). The Compensation Committee believes that restricted stock aligns executives’ interests with those of stockholders via actual share ownership, and vesting requirements provide retention value and therefore also continuity in the our senior leadership team. Restricted stock also balances the more volatile rewards associated with stock options by providing value to the executives even with a declining share price, which may occur due to general market or industry-specific forces that are beyond the control of the executives (for example, a drop in the market prices of silver and gold). Holders of restricted stock may, if the Compensation Committee so determines, receive dividends, if any, and exercise voting rights on their restricted stock during the period of restriction. There are no performance restrictions associated with the grants of restricted stock. The Compensation Committee may grant restricted stock with alternative vesting schedules or with performance restrictions as deemed necessary to achieve the desired business goals.

In 2013, we relocated our headquarters from Coeur d’Alene, Idaho to Chicago, Illinois. In order to ensure critical retention during this period, pursuant to the Relocation Program the Compensation Committee provided one-time grants of restricted stock to Messrs. Nault and Kerr. Mr. Krebs declined this grant and Messrs. Mitchell, Hanagarne and Birak were not eligible to receive restricted stock grants in connection with the Relocation Program. The table above excludes these one-time restricted stock grants, and they are discussed in more detail in the Summary Compensation Table below.

Performance Shares:

2013 Performance Share Grants. In 2013, performance shares represented 50% of the LTIP value granted to our executives (including our NEOs). The target number of performance shares granted is determined by dividing the performance share grant value by the closing market price per share of our common stock on the New York Stock Exchange on the grant date (or the previous trading day if the grant date is not a trading day). 50% of the performance share component (or 25% of the total 2013 LTIP award value) is earned based on our TSR performance over a three-year period relative to our peer group used for TSR purposes. TSR is defined as stock price appreciation plus dividends and any cash-equivalent distributions. TSR is calculated using the three-month average share price at the beginning and end of the period (i.e., three-month averages ending December 31, 2012 and December 31, 2015 for the 2013–2015 grant). This measure is intended to focus our executives on creating stockholder value, while further aligning executives’ interests with those of stockholders via the use of shares. Performance is measured relative to peers in order to mitigate the impact of metal prices on the ultimate award value, as the share prices of our peers are similarly influenced by realized metal prices. Measuring TSR relative to peers also aligns executives’ interests with those of stockholders by rewarding the creation of stockholder value in excess of what our stockholders could realize by investing in other companies in our industry. For a discussion of our peer group for 2013, please refer to “Determining Executive Compensation

– Peer Groups” above. For the 2013–2015 performance period, the relative TSR performance scale and the corresponding number of shares that can be earned as a percentage of target were set by the Compensation Committee as follows (unchanged from prior performance periods):

Performance Level	TSR Percentile Rank (vs. Peer Group)	Number of Shares Earned (% of Target)
Maximum	75th percentile	200% of target
Target	50th percentile	100% of target
Minimum	25th percentile	25% of target

Performance shares are not awarded if our performance is below minimum. Additionally, for the 2013 grant, TSR performance shares are capped at target levels if TSR is negative. The number of performance shares earned is interpolated for relative TSR performance between minimum and target levels and for performance between target and maximum levels. Shares of Coeur common stock are issued to the participant based on the number of performance shares earned. For historical grants of cash-settled performance units, an equivalent cash payment is made to the participant based on the number of performance units earned.

The remaining 50% of the 2013 performance share opportunity was allocated to internally set metrics that the Compensation Committee believes should drive creation of stockholder value. For 2013, the Compensation Committee felt that it was critical to incent three-year performance incentives on two critical metrics over the cycle, each comprising 25% of the total performance share opportunity (or 12.5% of the total 2013 LTIP award value): (1) three-year growth in reserves and measured and indicated resources per share and (2) three-year improvement in operating cash flow per share. Growth in resources/reserves is critical to ensure that we replace ounces mined each year and grow resources to create longer mine lives, which we believe will drive stockholder value. Operating cash flow is critical to focus management on internal growth, cost control, and accretive external growth opportunities, which subsequently should tie directly to creation of stockholder value. For both metrics, the plan will pay at target for meeting expectations, maximum for exceeding expectations by 15% or more, and at threshold for performance at 85% of target.

Payouts for 2011-2013 Performance Shares. For the 2011 performance share grants covering the 2011–2013 performance period, shares were earned solely based on relative TSR performance. Note that precious metals and mining companies, generally, have seen significant negative returns during this performance period. We were impacted by this market condition as well. However, we significantly outperformed our gold and silver peers, and Mr. Krebs received TSR payouts at above target levels, as described below (none of the other NEOs was eligible for a payout due to having joined Coeur after 2011 or left Coeur before the end of the performance period). The table below sets forth the minimum, target and maximum TSR performance levels for the 2011–2013 performance period, corresponding respectively to the 25th, 50th and 75th percentile TSR performance of the peer group, and our TSR performance. Although returns were negative, we performed at the 64th percentile, resulting in a payout of 1.57 times the number of TSR target units:

Performance Level	2011-2013 Actual TSR (Annualized)	Number of Shares Earned (% of Target)
Maximum (75th percentile)	-16.11%	200% of target
Target (50th percentile)	-28.36%	100% of target
Minimum (25th percentile)	–31.94%	25% of target
Coeur Mining, Inc.	-21.42%	157% of target

The Compensation Committee considered a number of factors in approving a payout at 157%, including (i) the 100% payout cap for negative TSR that is included in the awards for the 2014-2016 performance period was not included among the terms of the 2011-2013 awards and so imposing it after the performance period ended would have changed the terms after management executed against them, (ii) although TSR of the entire peer group was negative due in large part to declining gold and silver prices in 2013, the TSR-based performance shares are designed to measure and reward performance on a relative basis compared to peers, and management outperformed 64% of the peer group, and (iii) the value of the payout declined due to the negative TSR during the period, in alignment with the negative TSR realized by stockholders.

The following number of performance shares were earned and awarded to our NEOs in the first quarter of 2014 for the 2011–2013 performance period:

Named Executive Officer	# of Performance Share Units*	% of Performance Units Over Target**	Value Realized
Mitchell J. Krebs	10,467	157%	$117,858
Casey M. Nault	N/A	N/A	N/A
Frank L. Hanagarne	N/A	N/A	N/A
Peter C. Mitchell	N/A	N/A	N/A
Keagan J. Kerr	N/A	N/A	N/A
Donald J. Birak	N/A	N/A	N/A
*	All shares issued for the 2011-2013 performance period were priced at $11.26 vs. a grant price of $27.45.
**	Performance units were granted at 1/3 of the overall annual long-term incentive plan targets for participants, based on their position in 2011.

Benefits and Perquisites

The primary purpose of providing benefits and limited perquisites to our executives is to attract and retain talent to lead the Company. The Compensation Committee intends the type and value of benefits and perquisites offered to be market competitive. Details of the benefits and perquisites provided to our NEOs are disclosed in the “All Other Compensation” column of the 2013 Summary Compensation Table set forth in this proxy statement.

The primary benefits for our executives include participation in our broad-based plans: the 401(k) and defined contribution retirement plans (which includes matching company contributions), medical, dental and vision coverage, various company-paid insurance plans, including disability and life insurance, paid time off and paid holidays.

With respect to perquisites, we prefer to take a minimalist approach. In general, we will provide a specific perquisite only when the perquisite provides competitive value and promotes retention of executives, or when the perquisite promotes stockholder value, such as ensuring the health of the executives. In addition, perquisites that promote efficient performance of our executives are also considered. The limited perquisites we provide our executives may include an automobile allowance or Company vehicle, and health exams. Effective August 1, 2013, we discontinued our practice of providing automobile allowances to certain executives.

Note that, as part of our strategy, we moved our corporate headquarters from Coeur d’Alene, Idaho to Chicago, Illinois in 2013. As a result, the Compensation Committee elected to provide our executives with one-time relocation assistance, including relocation expense reimbursement, as described in more detail above. This relocation assistance (including the related tax gross-up) is consistent with market practice, and the expense reimbursement described below in the Summary Compensation Table.

Termination of Employment/Severance and Change-in-Control Arrangements

As of December 31, 2013, we have change-in-control arrangements with each of the NEOs who remain executives, which provide for certain benefits that would be payable to the executives in the event of certain terminations in connection with a change-in-control.

The Compensation Committee believes that these arrangements provide reasonable compensation in the unique circumstances of a change-in- control not provided by our other compensation programs. The Compensation Committee believes change-in-control benefits, if structured appropriately, minimize the distraction caused by a potential change-in-control transaction and reduce the risk of key executives resigning from Coeur before a change-in-control transaction closes. The Compensation Committee also believes that these provisions motivate executives to make decisions in the best interests of the stockholders should a transaction take place by providing executives with the necessary job stability and financial security during a change-in-control transaction (and the subsequent period of uncertainty) to help them remain focused on managing the Company rather than on their own personal employment. The Compensation Committee believes that all of these objectives serve the stockholders’ interests.

The arrangements provide that in the event the payment provided would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, the payment will be reduced to the amount that will result in no portion being subject to the excise tax. This limits the exposure of Coeur and the executives to the parachute payment rules.

Executive Severance Policy. We originally adopted the policy to move toward a uniform program and reduce the number of individual employment and change-in-control agreements with executive officers. All executives are covered by this policy, other than Mr. Krebs, whose severance and change-in-control benefits are covered in an employment agreement. We amended the policy in 2013 to increase the change-in-control severance benefit to a level (1.5 times total direct compensation) greater than the benefit for involuntary termination apart from a change-in-control (1.0 times total direct compensation), consistent with market practice.

Double-Trigger Change-in-Control Vesting Acceleration under LTIP. Our equity awards provide for “double-trigger” change-in-control severance and accelerated vesting of equity awards, which requires a qualifying termination of employment in addition to a change in control.

Donald J. Birak Severance Agreement

Mr. Birak chose not to stay with Coeur in connection with our corporate headquarters relocation in 2013. In September 2013, we agreed to pay Mr. Birak severance in the amount of $480,000, representing the sum of his annual base salary, target AIP award opportunity and the value of a portion of the restricted stock granted in 2013 that would not vest. We also entered into a consulting agreement with Mr. Birak to cover a six-month period after his separation date of September 30, 2013. We provided these benefits to Mr. Birak in recognition of his long service and significant contributions, and to ensure a smooth transition to Mr. Birak’s successor.

Supplementary Compensation Policies

The Compensation Committee has established additional policies to ensure the overall compensation structure is responsive to stockholder interests and competitive with the market. These specific policies are outlined below.

Share Ownership Guidelines. In late 2010 the Board adopted share ownership guidelines calling for each director to hold common shares equal to three years’ worth of the cash component of the director’s annual retainer. In addition, we require our directors to take one half of their annual retainer in Coeur common stock; provided the number of shares of common stock issuable to directors in any year may not exceed applicable LTIP limits (6,000 shares per year). In March 2012, the Board adopted share ownership guidelines requiring vice presidents to hold common shares worth at least one and one-half annual base salary, requiring executive and senior vice presidents to hold common shares worth at least two times annual base salary and requiring the CEO to hold common shares worth at least three times annual base salary, within five years of becoming subject to the guidelines. Unvested shares of time-vesting restricted stock count toward the guideline, but unexercised stock options and unearned performance shares do not. The Compensation Committee has determined that each executive officer is making satisfactory progress toward the applicable level of stock ownership.

Insider Trading Policy. Our insider trading policy prohibits insiders from engaging in hedging or other transactions with derivative securities that derive their value from Coeur’s common stock. This prohibition applies to trading in Coeur-based put and call option contracts and transacting in straddles and similar transactions, except holding and exercising options or other derivative securities granted under Coeur’s equity incentive plans. The policy also prohibits directors and executive officers from holding Coeur securities in a margin account or pledging Coeur securities as collateral for a loan.

Clawback Policy. In December 2012, the Board adopted a “clawback” policy providing for the recovery of incentive compensation in certain circumstances. Under the clawback policy, if the Board determines that there has been a restatement due to material noncompliance with a financial reporting requirement, then the Board will seek recovery of all incentive payments that were made to executive officers, and all performance-based equity awards granted to executive officers that vested, in each case, on the basis of having met or exceeded performance targets in grants or awards made after December 18, 2012 during the fiscal year prior to the filing of the Current Report on Form 8-K announcing the restatement, if the payments or vesting would have been lower had they been calculated based on the restated results, and if the relevant executive officers are found personally responsible for the restatement, as determined by the Board.

Limitations on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid by a public company to certain of its most highly compensated executives to $1 million, per executive, per year. However, there are exceptions for payments made by a public company due to death, disability, a change in control or for those payments that are performance based. The Compensation Committee has designed the stock options and performance shares granted to our NEOs under the 2003 Long-Term Incentive Plan with the intent to qualify under Section 162(m) as performance-based compensation. The Compensation Committee also designed the portion of the Annual Incentive Plan that pays out based on the achievement of corporate goals with the intent to qualify under Section 162(m). The application of Section 162(m) is complex, however, and may change with time (with potentially retroactive effect). Grants of service-vesting restricted stock are not performance-based, and therefore are potentially not deductible. However, deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or manner of compensation. The Compensation Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives, and to promote business objectives that may not necessarily align with the requirements for full deductibility under Section 162(m). Consequently, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and we may enter into compensation arrangements under which payments are not deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement.

Compensation Committee of the Board of Directors JOHN H. ROBINSON, Chairman KEVIN S. CRUTCHFIELD SEBASTIAN EDWARDS ROBERT E. MELLOR

2013 SUMMARY COMPENSATION TABLE

Set forth below is information regarding compensation earned by or paid or awarded to all persons serving as our CEO, CFO the other three most highly compensated executive officers during 2013, and one former executive officer required to be included under SEC rules (the “Named Executive Officers” or “NEOs”) for the years ended December 31, 2011, 2012 and 2013 (except Mr. Nault and Mr. Kerr who first became NEOs with respect to 2013 compensation and Mr. Mitchell, who joined Coeur in 2013).

Name and Principal Position	Year	Salary ($)	Bonus ($) (a)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation Earnings ($)	All Other Compensation ($) (d)	Total ($)
Mitchell J. Krebs	2013	600,000	0	1,625,534	450,264	568,800	358,275	3,602,873
President, Chief Executive	2012	525,000	0	1,000,556	399,855	232,260	64,001	2,221,672
Officer & Director	2011	396,204	613,262	912,811	205,694	267,400	31,661	2,427,032
Peter C. Mitchell	2013	233,333	0	628,441	128,153	148,257	265,654	1,442,079
Senior Vice President &
Chief Financial Officer
Casey M. Nault	2013	290,000	57,000	730,860	135,447	151,025	216,085	1,580,417
Vice President,
General Counsel and Secretary
Frank L. Hanagarne, Jr.	2013	345,000	0	629,918	191,363	240,768	77,888	1,484,937
Senior Vice President &	2012	310,000	0	435,620	174,105	105,090	184,691	1,209,506
Chief Operating Officer	2011	68,750	170,575	111,420	43,469	29,425	29,856	453,495
Keagan J. Kerr	2013	255,000	50,000	641,104	118,817	133,227	191,332	1,389,480
Vice President, Human Resources & Communication
Donald J. Birak	2013	217,500	0	597,088	137,825	0	631,637	1,584,050
Former Senior Vice President,	2012	290,000	0	459,421	183,593	98,310	46,264	1,077,588
Exploration	2011	290,000	0	828,290	200,702	106,720	43,669	1,469,381

Explanatory Notes:

(a)	2013 amounts represent one-time incentive payments related to the relocation of our headquarters during 2013, which are subject to a two-year clawback for voluntary terminations of employment.

(b)	Set forth below is the aggregate grant date fair value of stock awards, as calculated in accordance with FASB ASC 718, granted in 2013. The assumptions used to calculate the valuation of the awards are set forth in Note 6 to the Notes to Consolidated Financial Statements in Coeur’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

	Restricted share award(1)	Performance share award(2)
Mr. Krebs	$449,989	$1,175,545
Mr. Mitchell	$330,059	$298,382
Mr. Nault	$420,359	$310,501
Mr. Hanagarne	$191,248	$438,670
Mr. Kerr	$368,727	$272,377
Mr. Birak	$137,736	$459,352

(1)	As explained in the narrative of this proxy statement, the restricted share awards vest one-third on the first, second and third anniversaries of the award. For Mr. Nault and Mr. Kerr, $284,989 and $249,992 of the amounts listed above were for one-time grants under the Relocation Program.

(2)	The actual value to the NEO of performance share and performance unit portions of the grants is dependent upon meeting certain performance criteria over a three-year performance period, as explained in “Compensation Discussion and Analysis”. The most probable value of the 2013 performance unit grant is shown in the above table, while the maximum value of these 2013 grants is as follows: for Mr. Krebs $2,699,935; for Mr. Nault $1,382,195; for Mr. Hanagarne $1,147,487; for Mr. Mitchell $1,180,391; for Mr. Kerr $1,212,442: and for Mr. Birak $826,462.

(c)	The aggregate grant date fair value of option awards, as calculated in accordance with FASB ASC 718, granted in 2013. The assumptions used to calculate the valuation of the awards are set forth in Note 6 to the Notes to Consolidated Financial Statements in Coeur’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. As explained in the narrative of this proxy statement, these awards vest one-third on the first, second and third anniversaries of the award.

(d)	All other compensation, including perquisites and amounts paid or accrued under termination arrangements. Mr. Krebs, Mr. Nault, Mr. Hanagarne, Mr. Kerr and Mr. Birak received vehicle allowances of $12,170, $7,000, $7,000, $7,000 and $9,000 during the year, respectively. Mr. Krebs received $142,083 in relocation benefits and $57,507 in tax gross-ups related to those benefits during the year. Mr. Nault received $113,098 in relocation benefits and $44,470 in tax gross-ups related to 2012 relocation benefits during the year. Mr. Mitchell received $180,615 in relocation benefits and $76,620 in tax gross-ups related to those benefits during the year. Mr. Kerr received $68,047 in relocation benefits and $25,917 in tax gross-ups related to those benefits during the year. Additionally, in 2013 Mr. Kerr received a tax gross-up related to his 2012 relocation in the amount of $19,335. Mr. Hanagarne received $2,080 in relocation/housing reimbursement and $2,140 in tax services. Mr. Krebs, Mr. Hanagarne, Mr. Nault, Mr. Kerr and Mr. Birak received excess group term life insurance valued at $1,140, $4,603, $540, $1,301 and $4,122 for the year, respectively. Mr. Krebs, Mr. Nault, Mr. Kerr and Mr. Birak received disability insurance coverage whose premiums were $11,239, $754, $892, and $1,013 during the year, respectively. Mr. Krebs, Mr. Nault, Mr. Mitchell and Mr. Kerr received transit benefits valued at $657, $525, $419, and $368 for the year, respectively. The figures also include contributions to the Defined Contribution and 401(k) Retirement Plan (the “Retirement Plan”). All U.S. employees are eligible to participate in the Retirement Plan. The amount of our annual contribution is determined annually by the Board and may not exceed 15% of the participants’ aggregate compensation. For the year 2013, the contribution was 4% of the first $255,000 of employee compensation. For 2013, Mr. Krebs, Mr. Hanagarne, and Mr. Birak each received a contribution of $10,200 to the Retirement Plan. Mr. Nault and Mr. Kerr received a contribution of $7,897 and $5,776 respectively. In addition, the Retirement Plan provides for an Employee Savings Plan which allows each employee to contribute up to 100% of compensation, subject to a maximum contribution of $17,500 and an additional $5,500 catch-up if age 50 or over. We contribute an amount equal to 100% of the first 3% of an employee’s compensation contributed by the employee and 50% of the next 2% of an employee’s compensation contributed by the employee. For 2013, each NEO received a Company matching contribution to the Employee Savings Plan of $10,200, except for Mr. Mitchell who received a company matching contribution of $8,000. Defined contributions under the Retirement Plan are fully vested after six years of employment and the Company’s match contribution vests immediately. Retirement benefits under the Retirement Plan and the Employee Savings Plan are based on a participant’s investment fund account upon retirement. For 2013, each of Messrs. Krebs, Hanagarne and Birak were paid an additional amount based on 5% of their compensation in excess of the above-referenced Retirement Plan limit in the amount of $27,120, $13,000, and $7,336 respectively. Mr. Krebs, Mr. Nault, Mr. Hanagarne, Mr. Kerr and Mr. Birak received vacation payouts of $85,959, $31,601, $28,665, $26,313 and $37,766 during the year, respectively as part of a companywide transition to a new paid time off policy for exempt employees.

2013 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all plan awards that were made to the NEOs during 2013 including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to an NEO during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FASB ASC 718. Non-equity incentive plan awards are awards that are not subject to FASB ASC 718 and are intended to serve as an incentive for performance to occur over a specified period.

									All Other Stock Awards: Number of Shares of Stock or Units (#)(e)	All Other Option Awards: Number of Securities Underlying Options (#)(f)	Exercise or Base Price of Option Awards ($/Sh)(g)	Grant Date Fair Value of Stock and Options Award (h)
	Grant Date (a)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold ($)(b)	Target ($)(b)	Maximum ($)(b)	Threshold (#)	Target (#)	Maximum (#)
Mitchell J. Krebs			337,500	600,000	1,200,000
	1/22/2013	(c)				4,707	18,828	37,656				$582,163
	1/22/2013	(d)				4,707	18,828	37,656				$449,989
	1/22/2013								18,828			$449,989
	1/22/2013									30,487	23.90	$450,264
	3/2/2013								7,953			$143,393
Peter C. Mitchell			57,422	102,083	204,166
	7/1/2013	(c)				2,556	10,226	20,452				$168,320
	7/1/2013	(d)				2,557	10,225	20,450				$130,062
	7/1/2013								25,948			$330,059
	7/1/2013									16,157	12.72	$128,153
Casey M. Nault			81,563	145,000	290,000
	1/22/2013	(c)				1,416	5,664	11,328				$175,131
	1/22/2013	(d)				1,416	5,664	11,328				$135,370
	1/22/2013								5,664			$135,370
	1/22/2013									9,171	23.90	$135,447
	5/21/2013								20,863			$284,989
Frank L. Hanagarne Jr.			145,547	258,750	517,500
	1/22/2013	(c)				2,001	8,002	16,004				$247,422
	1/22/2013	(d)				2,001	8,002	16,004				$191,248
	1/22/2013								8,002			$191,248
	1/22/2013									12,957	23.90	$191,363
Keagan J. Kerr			71,719	127,500	255,000
	1/22/2013	(c)				1,242	4,969	9,938				$153,641
	1/22/2013	(d)				1,242	4,968	9,936				$118,736
	1/22/2013								4,968			$118,735
	1/22/2013									8,045	23.90	$118,817
	5/21/2013								18,301			$249,992
Donald J. Birak			—	—	—
	1/22/2013	(c)				1,441	5,764	11,528				$178,223
	1/22/2013	(d)				1,441	5,763	11,526				$137,736
	1/22/2013								5,763			$137,736
	1/22/2013									9,332	23.90	$137,825
	3/2/2013								7,953			$143,393

Explanatory Notes:

(a)	Dates of grants for 2013 under the LTIP.

(b)	The applicable range of estimated payouts under the AIP denominated in dollars (threshold, target, and maximum amount).

(c)	The number of performance shares to be paid out or vested upon satisfaction of the conditions in question within the applicable range of estimated payouts (threshold at 25%, target at 100%, and maximum amount at 200%) as determined by Coeur’s three-year total stockholder return compared to its mining peer group. Please refer to the discussion in “Compensation Discussion and Analysis — Compensation Components — Long-Term Incentive Plan (‘LTIP’)”.

(d)	The number of performance shares to be paid out or vested upon satisfaction of the conditions in question within the applicable range of estimated payouts (threshold at 25%, target at 100%, and maximum amount at 200%) as determined by the achievement of specific operational goals over a three-year period. Please refer to the discussion in “Compensation Discussion and Analysis — Compensation Components — Long-Term Incentive Plan (‘LTIP’)”.

(e)	The number of restricted shares granted in the fiscal year that are not required to be disclosed in columns for Equity Incentive Plan Awards. This column consists of the annual restricted share grants as described above in the “Compensation Discussion and Analysis — Compensation Components — Long Term Incentive Plan (‘LTIP’)”.

(f)	The number of stock options granted in the fiscal year.

(g)	The per-share exercise or base price of the stock options granted in the fiscal year.

(h)	Fair Value of stock and options granted on the award date.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF

PLAN-BASED AWARDS TABLE

Employment Agreements

Mitchell J. Krebs

Effective July 12, 2011, we entered into an employment agreement with Mitchell J. Krebs providing for a term of employment as President and Chief Executive Officer through June 30, 2013 unless terminated or modified by us by written notice, subject to the terms and conditions of the agreement. Mr. Krebs’ employment agreement calls for a base salary subject to adjustment from time to time, plus annual incentive compensation. Mr. Krebs’ employment agreement includes change-in-control provisions, the terms of which are described under “Potential Payments Upon Termination or Change-in-Control — Change-in-Control Arrangement with Mr. Krebs.” Mr. Krebs’s employment agreement automatically renewed on June 30, 2013 through June 30, 2014.

Frank L. Hanagarne, Casey M. Nault, Peter C. Mitchell, and Keagan J. Kerr

Mssrs. Hanagarne, Nault, Mitchell and Kerr do not have employment agreements, and are instead covered by our Executive Severance Policy described under “Termination of Employment/Severance and Change-in-Control Arrangements — Executive Severance Policy.”

Separation Agreement with Donald J. Birak

Donald J. Birak notified us in March 2013 of his decision to decline to relocate in connection with the relocation of our corporate headquarters. In connection therewith, we entered into a Separation Agreement and General Release with Mr. Birak (the “Separation Agreement”), on September 16, 2013, pursuant to which Mr. Birak’s employment with Coeur terminated effective September 30, 2013 (the “Separation Date”). The Separation Agreement contains customary post-termination restrictive covenants and a release of claims against Coeur.

Pursuant to the Separation Agreement, as consideration for Mr. Birak’s lengthy service with Coeur, he received: (a) a one-time cash payment of $290,000, less applicable withholdings, an amount equal to Mr. Birak’s

2013 base salary; (b) a one-time cash payment of $145,000, less applicable withholdings, an amount equivalent to Mr. Birak’s target incentive award for 2013 under the AIP; and (c) a one-time cash payment of $45,000, less applicable withholdings, in respect of restricted stock units granted to Mr. Birak in 2013. In addition, Mr. Birak and his family are entitled to COBRA coverage for up to 12 months following the Separation Date, payable by Coeur. Beginning on the Separation Date, to facilitate the smooth transition of leadership of the Exploration department and to ensure Mr. Birak’s continued involvement in ongoing critical initiatives, we engaged Mr. Birak as a consultant at a rate of $2,000 per day for a minimum of 10 days per month for the period between the Separation Date and December 31, 2013, and on an as- needed basis for up to three additional months.

OUTSTANDING EQUITY AWARDS AT 2013 YEAR-END

The following table sets forth information on outstanding option and stock awards held by the NEOs on December 31, 2013, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Mitchell J. Krebs	1,584	0		70.90	2/19/2014	36,086	391,533	58,784	637,806
	2,843	0		39.20	2/16/2015
	1,536	0		51.40	2/20/2016
	2,051	0		39.90	3/20/2017
	2,183	0		48.50	1/10/2018
	10,275	0		10.00	2/3/2019
	13,167	0		15.40	3/2/2020
	7,664	3,832		27.45	1/3/2021
	7,544	15,087		27.66	1/31/2022
	0	30,487		23.90	1/22/2023
Peter C. Mitchell	0	16,157		12.72	7/1/2023	25,948	281,536	20,451	221,893
Casey M. Nault	3,013	6,023		19.01	5/7/2022	9,497	103,042	37,941	411,660
	0	9,171		23.90	1/22/2023
Frank L. Hanagarne Jr.	2,166	1,083		20.90	10/3/2021	12,893	139,889	24,383	264,556
	3,285	6,569		27.66	1/31/2022
	0	12,957		23.90	1/22/2023
Keagan J. Kerr	923	1,844		19.01	5/7/2022	6,142	66,641	29,999	325,489
	0	8,045		23.90	1/22/2023
Donald J. Birak(a)(b)

Explanatory Notes:

(a)	Options that expire February 19, 2014 through March 2, 2020 were fully vested as of December 31, 2013; options that expire January 3, 2021 vest one-third annually beginning January 3, 2012; options that expire October 3, 2021 vest one-third annually beginning October 3, 2012; options that expire January 31, 2022 vest one-third annually beginning January 31, 2013, options that expire May 7, 2022 vest one-third annually beginning May 7, 2013, options that expire July 1, 2023 vest one-third annually beginning July 1, 2014. Mr. Birak had no unexercised options as of December 31, 2013.

(b)

As to the number of shares of restricted stock granted and unvested as of December 31, 2013: For Mr. Krebs a grant of 22,856 restricted shares vests one-third annually beginning January 3, 2012 and a grant of 14,461 restricted shares vests one-third annually beginning January 31, 2013 and a grant of 18,828 shares vests one-third annually beginning January 22, 2014. For Mr. Nault a grant of 5,750 restricted shares vests one-third annually beginning May 7, 2013; a grant of 5,664 restricted shares vests one-third annually beginning January 22, 2014; and a grant of 20,863 restricted shares cliff vests on May 21, 2016. For Mr. Hanagarne a grant of 2,083 restricted shares vests one-third annually beginning October 3, 2012; a grant of 6,296 restricted shares vests one-third annually beginning January 31, 2013; and a grant of 8,002 restricted shares vests one-third annually beginning January 22, 2014. For Mr. Mitchell a grant of 25,948 restricted shares vests one-third annually beginning July 1, 2014. For Mr. Kerr a grant of 1,761 restricted shares vests one-third annually beginning May 7, 2013; a grant of 4,968 restricted shares vests annually beginning January 22, 2014; and a grant of 18,301 restricted shares cliff vests on May 21, 2016. Mr. Birak had no unvested restricted stock as of December 31, 2013.

As to restricted stock units granted and unvested as of December 31, 2013, the following have vested as of the date of this proxy statement: For Mr. Krebs, 7,618 vested on January 3, 2014, 6,276 vested on January 22, 2014, and 4,820 vested on January 31, 2014; for Mr. Nault, 1,888 vested on January 22, 2014; for Mr. Hanagarne, 2,668 vested on January 22, 2014, and 2,099 vested on January 31, 2014; for Mr. Kerr, 1,656 vested on January 22, 2014.

(c)	The total number of performance shares and performance units which do not vest until the end of a three-year performance period, if at all. Performance shares and performance unit awards that were outstanding as of December 31, 2013 were granted January 3, 2011, January 31, 2012, May 7, 2012, January 22, 2013 and July 1, 2013.

(d)	The total fair market value at the end of the fiscal year based on the closing market price of Coeur’s common stock on the New York Stock Exchange on December 31, 2013 ($10.85).

2013 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock and restricted stock units during 2013 for each of the NEOs on an aggregated basis.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Mitchell J. Krebs (c)	—	—	30,996	620,888
Peter C. Mitchell	—	—	—	—
Casey M. Nault	—	—	1,917	27,969
Frank L. Hanagarne Jr.	—	—	2,793	53,585
Keagan J. Kerr	—	—	587	8,564
Donald J. Birak (c)	14,872	9,331	27,447	541,849

Explanatory Notes:

(a)	The aggregate dollar value realized upon exercise of options (i.e., the difference between the market price of the underlying shares at exercise and the exercise price) or upon the transfer of an award for value.

(b)	The aggregate dollar value realized upon vesting of stock (i.e., the number of shares times the market price of the underlying shares on the vesting date) or upon the transfer of an award for value.

(c)	The stock awards for Mr. Krebs and Mr. Birak include the settlement of the 2010-2012 cash settled performance awards in 2013. Each received 18,557 share equivalents, or $334,583.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

We do not maintain a defined benefit pension program. Effective February 1, 2014, we established a nonqualified deferred compensation plan for highly compensated employees.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have change-in-control arrangements with each of the NEOs currently serving as executive officers that provide for certain benefits payable to the executives in the event of a change in control followed by the termination of the executive’s employment within two years for any reason other than for cause, disability, death, normal retirement or early retirement.

Each of the following constitutes a change in control under our change-in-control arrangements:

•

any organization, group or person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Coeur representing 35% or more of the combined voting power of the then outstanding securities of Coeur;

•

during any two-year period, a majority of the members of the Board serving at the effective date of the change-in-control arrangement is replaced by directors who are not nominated and approved by the Board;

•	a majority of the members of the Board is represented by, appointed by or affiliated with any Person who the Board has determined is seeking to effect a change in control of Coeur; or

•	we are combined with or acquired by another company and the Board determines, either before such event or thereafter, by resolution, that a change in control will occur or has occurred.

The change-in-control arrangements provide that in the event the payment provided would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, the payment will be reduced to the amount that will result in no portion being subject to the excise tax.

Change in Control Arrangement with Mr. Krebs

If a change in control occurs, Mr. Krebs shall be entitled to the benefits described below upon a termination by Coeur without cause or by the employee for good reason within the 90 days preceding or two years following the change in control:

•	a lump sum equivalent to two times the executive’s base salary, target annual incentive bonus and target long-term incentive bonus for the year in which the change in control occurs; and

•	continuation of health care benefits for the employee and his or her dependents for up to two years following the change in control.

•	Accelerated vesting of unvested grants of equity, as more fully described in the footnotes to the following table.

Change in Control Arrangements with Mr. Nault, Mr. Hanagarne, Mr. Mitchell and Mr. Kerr

Mr. Nault, Mr. Hanagarne, Mr. Mitchell and Mr. Kerr do not have individual employment agreements or change-in-control agreements but are covered under our Executive Severance Policy. Under that policy, if a change in control occurs, Mr. Nault, Mr. Hanagarne, Mr. Mitchell and Mr. Kerr would be entitled to the benefits described below upon a termination by Coeur without cause or by the employee for good reason within the 90 days preceding or two years following the change in control:

•	a lump sum equivalent to 1.5 times the executive’s base salary, target annual incentive bonus, and target annual LTIP award for the year in which the change in control occurs; and

•	continuation of health care benefits for the employee and his or her dependents for up to 18 months following the change in control.

•	Accelerated vesting of unvested grants of equity, as more fully described in the footnotes to the following table.

The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment following a change in control assuming the triggering event took place after the close of business on December 31, 2013 (i.e., the last business day of 2013) and the price per share of Coeur’s shares is the closing market price of $10.85 as of that date.

Name and Principal Position	Cash Severance Payments (a)	Continuation of Medical/ Welfare Benefits (present value) (b)	Accelerated Vesting of Equity Awards (c)	Total Termination Benefits
Mitchell J. Krebs, President, Chief Executive Officer and Director
• Not for cause — involuntary	$3,000,000	$10,557	$0	$3,010,557
• Death & Disability	0	0	1,029,340	1,029,340
• Not for cause — voluntary under age 65	0	0	0	0
• Change in Control, without termination			187,249	187,249
• Termination subsequent to a Change in Control (d)	2,701,611	21,719	756,961	3,480,292
Peter C. Mitchell, Senior Vice President & Chief Financial Officer
• Not for cause — involuntary	1,600,000	10,557	0	1,610,557
• Death & Disability	0	0	503,429	503,429
• Not for cause — voluntary under age 65	0	0	0	0
• Change of Control, without termination	0	0	0	0
• Termination subsequent to a Change in Control (d)	1,461,719	16,143	325,912	1,803,774
Casey M. Nault, Vice President and General Counsel
• Not for cause — involuntary	986,000	10,557	0	996,557
• Death & Disability	0	0	514,702	514,702
• Not for cause — voluntary under age 65	0	0	0	0
• Change in Control, without termination	0	0	41,588	41,588
• Termination subsequent to a Change in Control (d)	922,364	16,143	432,763	1,371,270
Frank L. Hanagarne Jr., Senior Vice President & Chief Financial Officer
• Not for cause — involuntary	1,240,000	10,557	0	1,250,557
• Death & Disability	0	0	404,445	404,445
• Not for cause — voluntary under age 65	0	0	0	0
• Change in Control, without termination	0	0	53,067	53,067
• Termination subsequent to a Change of Control (d)	1,231,459	16,143	288,686	1,536,288
Keagan J. Kerr, Vice President Human Relations & Communication
• Not for cause — involuntary	850,000	10,557	0	860,557
• Death & Disability	0	0	392,130	392,130
• Not for cause — voluntary under age 65	0	0	0	0
• Change in Control, without termination	0	0	12,738	12,738
• Termination subsequent to a Change in Control (d)	738,986	16,143	320,249	1,075,377

Explanatory Notes:

(a)

For termination not for cause and not considered a change in control, cash severance payments consist of base salary, annual incentive opportunity at target, and cash value of long-term incentive opportunity at target, for one year. In the case of a termination in connection with a change in control, cash severance payments for the CEO consist of a lump sum equivalent to two times the sum of base salary, target annual incentive opportunity and target long-term incentive opportunity; cash severance payments for Mr. Nault, Mr. Hanagarne, Mr. Mitchell and Mr. Kerr consist of a lump sum equivalent to 1.5 times the sum of base salary, target annual incentive opportunity, and target long-term incentive opportunity.
(b)	In the event of a change in control and a subsequent qualifying termination of employment within two years following the change in control, NEOs receive continued payment of employee health care benefits or costs of benefits for up to 18 months, except in the case of Mr. Krebs where the benefits would be available for up to 24 months. Represents the net present value of health plan benefits provided upon termination.
(c)	Represents the value of any unvested stock options, restricted stock or other equity awards that were not vested as of the relevant date and whose vesting was accelerated.

•

In the event of death or disability, all options, restricted stock grants, and performance share grants would vest 100%, with the performance shares vesting at target. The NEOs would have 12 months from the date of death or disability to exercise their options, except for non-qualified options granted January 31, 2012 which permit up to three years to exercise in the event of disability.

•	In the event of a change in control, all options and restricted stock awards granted prior to January 1, 2013 would vest 100%.

•

In the event of a qualifying termination of employment within 90 days prior to and up to two years following a change in control, the NEOs would have up to 12 months from termination to exercise their options, instead of the usual 3 months. For options granted after December 31, 2012, the NEOs would have up to two years instead of 12 months from the date of termination to exercise their options, compared to the usual 3 months. For grants made prior to January 1, 2013, the options, restricted stock, and performance shares all vest 100% on a qualifying termination of employment following a change in control, to the extent not previously vested as of the change in control, with performance shares vesting at the target level. For grants made subsequent to December 31, 2012, the options and restricted stock will vest 100% on a qualifying termination within 90 days prior to and up to two years after the change in control. For performance share grants made after December 31, 2012, the performance shares will vest pro-rata based on the actual performance achieved up to the date of the change in control, but only upon a qualifying termination within 90 days prior to and up to two years after the change in control. For purposes of the above disclosures, the pro-rata achievement of performance targets was estimated using the elapsed time in the performance period occurring prior to the hypothetical change in control, compared to the total length of the performance period.

(d)	The severance payments will be reduced to keep the total payments from exceeding the cap imposed by the golden parachute rules of the IRS. The amounts are shown net of a reduction of $3,298,389 for Mr. Krebs; $556,636 for Mr. Nault; $628,541 for Mr. Hanagarne; $938,281 for Mr. Mitchell; and $536,014 for Mr. Kerr.

For all of the NEOs, including the CEO, the agreements provide for special circumstances in the event the payment provided would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. In this case, the payment will be reduced to the amount that will result in no portion being subject to the excise tax. This limits the exposure of Coeur and of the executives to the parachute payment rules. None of the NEOs are provided with any excise tax gross up.

In the event of death or disability, no special benefits are provided other than the payment of any accrued compensation and benefits under the companywide benefit plans, and the accelerated vesting of equity grants discussed above. None of the NEOs are eligible for retirement. Upon an eligible retirement, the NEOs are entitled to accelerated vesting of equity identical to that occurring in the event of death or disability, except that options are generally exercisable for only three months after retirement, except for non-qualified options granted January 31, 2012 and January 22, 2013, which permit up to three years to exercise after retirement.

DIRECTOR COMPENSATION

For 2013, outside directors received an annual retainer of $150,000, of which a minimum of $90,000 had to be taken in the form of common stock. Each director may elect to receive common stock in lieu of cash for up to the entire retainer amount subject to plan requirements. Each of the directors of the Company must be a stockholder, thereby aligning their interests with those of stockholders. To this end, the Board adopted share ownership guidelines for directors, calling for directors to hold the equivalent of three years of their cash retainer in common shares of the Company. An additional retainer for the Chairs of the Audit and Compensation Committees in 2013 was $15,000, and for the Chairs of the Nominating and Corporate Governance Committee and the Environmental, Health, Safety and Social Responsibility Committee was $10,000. Committee members and chairmen received $1,500 for each committee meeting attended. Our independent Board chairman, Mr. Mellor, received his 2013 chairman’s retainer of $150,000 on December 31, 2012. Mr. Krebs does not receive any compensation for his service as a director. Director fees are pro-rated for directors who serve for partial years.

For 2014, in an effort to bring director compensation in line with competitive practices, the Compensation Committee has recommended and the Board has approved, an increase in outside directors’ annual retainers to $180,000 of which a minimum of $90,000 must be taken in the form of common stock subject to plan limits. The Compensation Committee recommended and the Board approved a change to how meeting fees are compensated. In lieu of meeting fees for each meeting attended, the retainer was increased by a like amount based on recent meeting frequency.

The following table sets forth information regarding the compensation received by each of the Company’s outside directors during the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)(c)	Total ($)
Robert E. Mellor	87,395	89,980	0	177,375
Linda L. Adamany (1)	46,243	72,704	0	118,947
Sebastian Edwards	73,520	89,980	0	163,500
Andrew Lundquist (2)	10,935	9,088	0	20,023
L. Michael Bogert (2)	29,583	33,113	0	62,696
John H. Robinson	97,145	89,980	0	187,125
Timothy R. Winterer (2)	26,583	33,113	0	59,696
Kevin S. Crutchfield (1)	43,928	56,867	0	100,795
Randolph E. Gress (1)	40,928	56,867	0	97,795
James J. Curran (2)	39,583	33,113	0	72,696
J. Kenneth Thompson	93,020	89,980	0	183,000

Explanatory Notes:

(1)	Elected to the Board at the 2013 Annual Meeting in May 2013.

(2)	Resigned or not nominated for re-election at the 2013 Annual Meeting in May 2013 due to retirement or accepting positions that precluded continued Board service.

(a)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees and meeting fees.

(b)	The assumptions used to calculate the valuation of the awards are set forth in Note 6 to the Notes to Consolidated Financial Statements in Coeur’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Each director received no less than one-half of the annual retainer in common stock. Stock is granted in full shares which may not equal exactly $90,000.

(c)	The aggregate number of shares subject to outstanding options held by each outside director as of December 31, 2013, was as follows: Robert E. Mellor — 406, John H. Robinson — 268, and J. Kenneth Thompson — 1,341

OTHER MATTERS

Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote the Proxy in accordance with their discretion.

RELATED PERSON TRANSACTIONS

Our Related Person Transactions Policy includes policies and procedures for the review, approval or ratification of related person transactions. As more fully explained in this policy, any transaction in which a related person has a material interest, other than transactions involving aggregate amounts in excess of $120,000, must be approved or ratified by the Nominating and Corporate Governance Committee. The policies apply to all executive officers, directors and their immediate family members.

From January 1, 2013 through February 28, 2014, the Company paid the firm BlueWater Strategies LLC, a business and government relations consulting and project managing firm of which Andrew Lundquist (a former director who resigned from the Board in February 2013) was Managing Partner, a total of approximately $152,000 in connection with government relations consulting services primarily relating to our Kensington project in Alaska and Rochester project in Nevada.

From January 1, 2013 through February 28, 2014, the Company paid a total of approximately $788,000 in legal fees to Parsons Behle & Latimer, a law firm of which L. Michael Bogert (a former director whose term ceased in May 2013), is a partner.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Coeur’s officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership of our equity securities on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of such forms furnished to us and written representations that no other reports were required, we believe that for 2013, except for one Form 4 filed by K. Leon Hardy (our former Chief Operating Officer), relating to four transactions, filed after its due date, all required reports were filed on a timely basis under Section 16(a).

“HOUSEHOLDING” OF PROXY MATERIALS

When multiple stockholders have the same address, the SEC permits companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials and the Notice of Internet Availability of Proxy Materials (the “Notice”) to them. This process is commonly referred to as “householding”. We do not participate in householding, but some brokers may for stockholders who do not take electronic delivery of proxy materials. If your shares are held in a brokerage account and you have received notice from your broker that it will send one copy of the Notice or proxy materials to your address, householding will continue until you are notified otherwise or instruct your broker otherwise. If, at any time, you would prefer to receive a separate copy of the

Notice or proxy materials, or if you share an address with another stockholder and receive multiple copies but would prefer to receive a single copy, please notify your broker. We promptly will deliver to a stockholder who received one copy of the Notice or proxy materials as the result of householding a separate copy upon the stockholder’s written or oral request directed to our investor relations department at (312) 489-5800, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois 60603. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions provided in the Notice.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 2015 Annual Meeting must be received by our Corporate Secretary, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois, no later than the close of business on December 1, 2014 in order for them to be considered for inclusion in the Proxy Statement for the 2015 Annual Meeting of Stockholders. A stockholder desiring to submit a proposal, including a director nomination, to be voted on at next year’s Annual Meeting, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, must deliver notice of such proposal, including the information specified in the Bylaws, to us no earlier than the close of business on January 13, 2015 and no later than the close of business on February 12, 2015. If the 2015 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2014 Annual Meeting, such notice must be delivered to us no earlier than the close of business on the 120th day prior to the meeting and no later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of such meeting is first made. Failure to comply with these advance notice requirements will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

This proxy statement is accompanied by our 2013 Annual Report to Stockholders, which includes financial statements for the year ended December 31, 2013. The Annual Report is not to be regarded as part of the proxy solicitation materials.

Any stockholder who would like a copy of our 2013 Annual Report on Form 10-K, including the related financial statements and financial statement schedules, may obtain one, without charge, by addressing a request to the attention of the Corporate Secretary, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois. Our copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from our website, www.coeur.com, by clicking on “Investors.”

By order of the Board of Directors,

/s/ Casey M. Nault

CASEY M. NAULT
Vice President, General Counsel and Secretary

Chicago, Illinois

March 31, 2014

COEUR MINING®

IMPORTANT ANNUAL MEETING INFORMATION

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## Electronic Voting Instructions

**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Daylight Time, on May 12, 2014.**

### Vote by Internet

- Go to **www.envisionreports.com/CDE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

**A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.**

1. Election of Directors:

| Nominee | For | Against | Abstain | Nominee | For | Against | Abstain | Nominee | For | Against | Abstain |
|---|---|---|---|---|---|---|---|---|---|---|---|
| 01 - Linda L. Adamany | ☐ | ☐ | ☐ | 02 - Kevin S. Crutchfield | ☐ | ☐ | ☐ | 03 - Sebastian Edwards | ☐ | ☐ | ☐ |
| 04 - Randolph E. Gress | ☐ | ☐ | ☐ | 05 - Mitchell J. Krebs | ☐ | ☐ | ☐ | 06 - Robert E. Mellor | ☐ | ☐ | ☐ |
| 07 - John H. Robinson | ☐ | ☐ | ☐ | 08 - J. Kenneth Thompson | ☐ | ☐ | ☐ | | | | |

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| Proposal | For | Against | Abstain |
|---|---|---|---|
| 2. Advisory resolution to approve executive compensation. | ☐ | ☐ | ☐ |
| 3. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2014. | ☐ | ☐ | ☐ |

**B Non-Voting Items**

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.

**C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below**

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

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